Filed Pursuant to Rule 424(b)(2)
Registration No. 333-270229

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT (Subject to Completion)

(To Prospectus dated March 2, 2023)

Issued March 8, 2023

10,000,000 Depositary Shares

Each Representing a 1/20th Interest in a Share of

            % Series F Mandatory Convertible Preferred Stock

SVB Financial Group

            % Series F Mandatory Convertible Preferred Stock

We are offering 10,000,000 depositary shares (“Depositary Shares”), each of which represents a 1/20th interest in a share of our    % Series F Mandatory Convertible Preferred Stock, par value $0.001 per share (“Mandatory Convertible Preferred Stock”). The shares of Mandatory Convertible Preferred Stock will be deposited with American Stock Transfer & Trust Company, LLC, as depositary, pursuant to a deposit agreement. Holders of the Depositary Shares will be entitled to a proportional fractional interest in the rights and preferences of the Mandatory Convertible Preferred Stock, including conversion, dividend, liquidation and voting rights, subject to the provisions of such deposit agreement.

Dividends on our Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee of our board of directors, at an annual rate of    % on the liquidation preference of $1,000 per share. We may pay declared dividends in cash or, subject to certain limitations, in shares of our common stock, par value $0.001 per share, or in any combination of cash and common stock on February 15, May 15, August 15 and November 15 of each year, commencing on, and including, May 15, 2023 and ending on, and including, February 15, 2026.

Each share of our Mandatory Convertible Preferred Stock has a liquidation preference of $1,000 (and, correspondingly, each Depositary Share represents a liquidation preference of $50). Unless earlier converted, each share of our Mandatory Convertible Preferred Stock will automatically convert on the second business day immediately following the last trading day of the final averaging period (as defined below) into between            and            shares of our common stock, subject to anti-dilution adjustments. The number of shares of our common stock issuable on conversion will be determined based on the average VWAP (as defined herein) of our common stock over the 20 trading day period beginning on, and including, the 21st scheduled trading day prior to February 15, 2026, which we refer to herein as the “final averaging period.” At any time prior to February 15, 2026, a holder of 20 Depositary Shares may cause the depositary to convert one share of our Mandatory Convertible Preferred Stock, on such holder’s behalf into a number of shares of our common stock equal to the minimum conversion rate of            , subject to anti-dilution adjustments. If a holder of 20 Depositary Shares causes the depositary to convert one share of our Mandatory Convertible Preferred Stock, on such holder’s behalf, during a specified period beginning on the effective date of a fundamental change (as described herein), the conversion rate will be adjusted under certain circumstances, and such holder will also be entitled to a make-whole dividend amount (as described herein).

Concurrently with this offering, we are also making a public offering of $1,250,000,000 of common stock, par value $0.001 per share, which offering we refer to in this prospectus supplement as the “Concurrent Common Stock Offering.” The Concurrent Common Stock Offering is being made pursuant to a separate prospectus supplement, and nothing contained herein shall constitute an offer to sell or a solicitation of an offer to buy common stock. In the Concurrent Common Stock Offering, we have granted the underwriters of the Concurrent Common Stock Offering an option to purchase up to an additional $187,500,000 of common stock. The closing of this offering of Depositary Shares is not conditioned upon the closing of the Concurrent Common Stock Offering and the closing of the Concurrent Common Stock Offering is not conditioned upon the closing of this offering of Depositary Shares.

In addition, prior to commencing this offering, SVB Financial entered into a subscription agreement with General Atlantic (SPV), L.P., a Delaware limited partnership (“General Atlantic”), a leading global growth equity investor, to purchase $500 million of our common stock at the public offering price in the Concurrent Common Stock Offering in a separate private transaction (the “Concurrent Private Placement”). The subscription agreement with General Atlantic is contingent on the closing of the Concurrent Common Stock Offering and is expected to close shortly thereafter.

Prior to this offering, there has been no public market for the Depositary Shares or the Mandatory Convertible Preferred Stock. We do not intend to apply to list the Depositary Shares, or the Mandatory Convertible Preferred Stock, on any securities exchange or any automated dealer quotation system. Our common stock is listed on The Nasdaq Global Select Market and trades under the symbol “SIVB.” The closing price of our common stock on The Nasdaq Global Select Market on March 8, 2023 was $267.83 per share.

Investing in the Depositary Shares involves risk. See “Risk Factors” beginning on page S-22 of this prospectus supplement and on page 17 of our Annual Report on Form 10-K for the year ended December 31, 2022 to read about factors you should consider before making a decision to invest in the Depositary Shares.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System (“Federal Reserve”) nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial Public Offering Price(1)	$	$
Underwriting Discount	$	$
Proceeds, Before Expenses, to SVB Financial Group	$	$

(1)

The initial public offering price set forth above does not include dividends, if any, that may be declared. Dividends, if declared, will be calculated from the date of original issuance, which is expected to be                , 2023.

We have granted the underwriters a 30-day option to purchase up to 1,500,000 additional Depositary Shares from us at the public offering price, less the underwriting discount, solely to cover over-allotments, if any.

The underwriters expect to deliver the Depositary Shares to investors on or about March                 , 2023.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	SVB Securities

Prospectus Supplement dated                , 2023

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise (for example, in references under “Cautionary Note Regarding Forward-Looking Statements,” “Summary—SVB Financial Group” and “Capitalization”, all references in this prospectus supplement to “SVB Financial Group,” “SVB Financial,” the “Company,” “we,” “us,” “our” or similar references mean SVB Financial Group and do not include its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then the statement in the more recent document supersedes the information in this prospectus supplement to the extent of such inconsistency.

Neither we nor the underwriters have authorized anyone to provide you with information other than the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, or any free writing prospectus that we prepare and distribute. Neither we nor the underwriters take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus may be used only for the purposes for which they have been prepared.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus or any free writing prospectus to which we have referred you constitutes an offer or may be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

PRIIPs Regulation / Prohibition of Sales to EEA Retail Investors

The Depositary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

UK PRIIPs Regulation / Prohibition of Sales to UK Retail Investors

The Depositary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the shares or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC.” The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” prior to the termination of the offering (other than, in each case, information that is deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)):

•	Annual Report on Form 10-K for the year ended December 31, 2022, filed February 24, 2022; and

•	Current Report on Form 8-K filed on January 19, 2023.

You may obtain copies of our SEC filings, including these documents, at no cost, from the SEC’s web site at http://www.sec.gov and on the investor relations page of our website at www.svb.com. Except for SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, none of the information on or that can be accessed through our website is part of this prospectus supplement or the accompanying prospectus. You may also request copies of these documents (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by emailing, writing or calling us at the following address:

SVB Financial Group

Investor Relations

IR@svb.com

3003 Tasman Drive

Santa Clara, California 95054

(408) 654-7400

We have also filed a registration statement (No. 333-270229) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the Depositary Shares and the Mandatory Convertible Preferred Stock. The registration statement may contain additional information that may be important to you.

Unless otherwise indicated, currency amounts in this prospectus supplement are stated in U.S. dollars.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, management has in the past and might in the future make forward-looking statements to analysts, investors, the media and others. Forward-looking statements are statements that are not historical facts. Broadly speaking, forward-looking statements include, but are not limited to, the following:

•

financial projections, including with respect to net interest income, noninterest income, earnings per share, noninterest expenses (including professional services, compliance, compensation and other costs), cash flows, balance sheet positions, capital expenditures, deposit growth and mix, liquidity and capitalization or other financial items;

•	failure to meet analysts’ revenue or earnings estimates;

•	changes in credit ratings assigned to us or our subsidiaries;

•	descriptions of our strategic initiatives, plans or objectives for future operations, including pending sales or acquisitions;

•	forecasts of private equity and venture capital funding and investment levels;

•	forecasts of future interest rates, economic performance, and income from investments;

•	forecasts of expected levels of provisions for loan losses, loan growth, loan mix, loan yields and client funds;

•	the outlook for Q1 2023 and fiscal year 2023 set forth in “Summary––Recent Developments”;

•	the outlook on our clients’ performance; and

•	descriptions of assumptions underlying or relating to any of the foregoing.

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” and the negative of such words, or comparable terminology. Forward-looking statements are neither historical facts nor assurances of future performance. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

•

market and economic conditions (including elevated inflation levels, sustained interest rate increases, the general condition of the capital and equity markets, private equity and venture capital investment, initial public offering, secondary offering, special purpose acquisition company fundraising, M&A and other financing activity levels) and the associated impact on us (including effects on total client funds and client demand for our commercial and investment banking and other financial services and levels of related deposits and withdrawals, as well as the valuations of our investments);

•	disruptions to the financial markets as a result of the current or anticipated impact of military conflict, including any ongoing military conflict, terrorism and other geopolitical events;

•

the COVID-19 pandemic and its effects on the economic and business environments in which we operate, and its effects on our operations, including, as a result of, prolonged work-from-home arrangements;

•

the impact of changes from presidential administrations and the U.S. Congress on the economic environment, capital markets and regulatory landscape, including monetary, tax and other trade policies, as well as regulatory changes from bank regulatory agencies;

•	changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;

•	the impact of changes in interest rates or market levels or factors affecting or affected by them, including on our loan and investment portfolios and deposit costs ;

•	the adequacy of our allowance for credit losses and the need to make provisions for credit losses for any period;

•	the sufficiency of our capital and liquidity positions, and our ability to generate capital or raise capital on favorable terms ;

•	changes in the levels of our loans, deposits and client investment fund balances;

•	changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;

•	variations from our expectations as to factors impacting our cost structure;

•

changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	variations from our expectations as to factors impacting the timing and level of employee share-based transactions;

•	the occurrence of fraudulent activity, including breaches of our information security or cyber security-related incidents;

•	business disruptions and interruptions due to natural disasters and other external events;

•	the impact on our reputation and business from our interactions with business partners, counterparties, service providers and other third parties;

•	the expansion of our business internationally, and the impact of international market and economic events on us;

•	the effectiveness of our risk management framework and quantitative models;

•	the size and completion of the Concurrent Common Stock Offering;

•	the use of the net proceeds from this offering and the Concurrent Common Stock Offering and the impact thereof on our financial condition and results of operations;

•

the impact of governmental policy, legal requirements and regulations, including among other regulatory requirements, regulations promulgated by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), including enhanced prudential standards for bank holding companies with between $100 billion and $250 billion in average total consolidated assets (“Category IV firms”), which currently apply to SVB Financial, and further enhanced prudential standards for bank holding companies that (i) exceed $250 billion in average total consolidated assets or (ii) exceed $100 billion in average total consolidated assets and exceed $75 billion in one of three risk-based indicators (“Category III firms”), which could apply to SVB Financial if it crosses those thresholds;

•

our ability to maintain or increase our market share, including through successfully implementing our business strategy, undertaking new business initiatives and realizing the anticipated benefits of such strategies and initiatives, including the continuing integration of Boston Private, expansion of SVB Private and growth and expansion of SVB Securities LLC (“SVB Securities”);

•	unfavorable resolution of legal proceedings or claims, as well as legal or regulatory proceedings or governmental actions;

•	variations from our expectations as to factors impacting our estimate of our full-year effective tax rate;

•	changes in applicable accounting standards and tax laws;

•	regulatory or legal changes (including changes to the laws and regulations that apply to us as a result of the growth or expansion of our business), and their impact on us; and

•	other factors as discussed in “Risk Factors” under Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2022.

Accordingly, you are cautioned not to place undue reliance on forward-looking statements. We urge investors to consider all of these factors, among others, carefully in evaluating the forward-looking statements contained in this prospectus supplement, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this prospectus supplement or the documents incorporated by reference are made only as of their respective dates. We assume no obligation and do not intend to revise or update any forward-looking statements contained or incorporated by reference in this prospectus supplement, except as required by law.

SUMMARY

The following information should be read together with the information contained in or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein and therein, before making a decision to invest in the Depositary Shares representing interests in our Mandatory Convertible Preferred Stock. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information. If any statement in this prospectus supplement conflicts with any statement in a document which we have incorporated by reference, then you should consider the statement in the more recent document to the extent of such conflict. You should pay special attention to the “Risk Factors” section of this prospectus supplement and of our Annual Report on Form 10-K for the year ended December 31, 2022 to determine whether an investment in the Depositary Shares representing interests in our Mandatory Convertible Preferred Stock is appropriate for you.

SVB Financial Group

SVB Financial Group (“SVB Financial”) is a diversified financial services company, as well as a bank holding company and a financial holding company. SVB Financial was incorporated in the state of Delaware in March 1999. Through our various subsidiaries and divisions, we offer a diverse set of banking and financial products and services to clients across the United States, as well as in key international innovation markets. For 40 years, we have been dedicated to helping support entrepreneurs and clients of all sizes and stages throughout their life cycles, primarily in the technology, life science/healthcare, private equity/venture capital and premium wine industries.

We offer commercial and private banking products and services through our principal subsidiary, Silicon Valley Bank (the “Bank”), which is a California state-chartered bank founded in 1983 and a member of the Federal Reserve System. The Bank and its subsidiaries also offer asset management, private wealth management and other investment services. In addition, through SVB Financial’s other subsidiaries and divisions, we offer investment banking services and non-banking products and services, such as funds management and M&A advisory services. We focus on cultivating strong relationships with firms within the private equity and venture capital community worldwide, many of which are also our clients and may invest in our corporate clients.

As of December 31, 2022, on a consolidated basis, we had total assets of $211.8 billion, total investment securities of $120.1 billion, total loans, amortized cost, of $74.3 billion, total deposits of $173.1 billion and total SVB Financial stockholders’ equity of $16.0 billion.

Headquartered in Santa Clara, CA, we operate in key innovation markets in the United States and around the world. Our corporate office is located at 3003 Tasman Drive, Santa Clara, California 95054, and our telephone number is (408) 654-7400.

Recent Developments

Strategic Actions

On March 8, 2023, SVB Financial announced a series of strategic actions, including the sale of substantially all of SVB Financial’s available for sale (“AFS”) securities portfolio, designed to reposition SVB Financial’s balance sheet to increase asset sensitivity, partially lock in funding costs, better protect net interest income (“NII”) and net interest margin (“NIM”), and enhance future profitability. SVB Financial took these actions because of expectations of continued higher interest rates, pressured public and private markets, and elevated cash burn levels from SVB Financial’s clients as they invest in continuing to build their businesses.

The same day SVB Financial completed the sale of $21 billion of AFS securities, consisting of U.S. treasuries and agencies. The securities sold had an average yield of 1.79% and a duration of between three and six years. The sale resulted in an after-tax loss of approximately $1.8 billion in the first quarter of 2023. The estimated impact of the AFS sale and the reinvestment of the proceeds is expected to result in an approximate $450 million annual increase in NII (post-tax). The AFS sale and related reinvestment, excluding the realized loss, is expected to be immediately accretive to earnings per share and has an expected net payback period of approximately three years.

In addition to the AFS sale, SVB Financial announced other actions designed to increase asset sensitivity in order to better position SVB Financial for higher interest rates and better protect against market uncertainty. These actions include:

•	Increasing SVB Financial’s Fed cash target from 4-6% to 4-8% of total deposits;

•	Reconstructing the AFS portfolio with short term, fixed rate treasury securities;

•	Hedging the reconstructed AFS portfolio with receive-floating swaps;

•	Increasing term borrowings from $15 billion at December 31, 2022 to $30 billion; and

•	Hedging term borrowings to lock in borrowing costs.

These actions seek to partially lock in funding costs to protect NII against rising rates and risk of additional NIB declines if the slow fundraising environment and elevated cash burn trends persist.

Through these actions, SVB Financial is targeting to have approximately $180 billion of available liquidity (based on February 28, 2023 balances and reflecting the AFS sale), which would include:

•	Fed cash of $15 billion, which is the upper bound of the targeted range (actual cash balances will depend on the timing of fund flows);

•	Securities cash flows of approximately $1.5 - $2.5 billion based on estimated HTM securities paydowns per quarter;

•	$73 billion of off-balance sheet sweep and repurchase agreement funds (that can potentially be shifted on balance sheet to support deposits);

•	$25 billion of short term fixed rated treasuries in our reconstructed AFS portfolio; and

•

$65 billion of available borrowing capacity, which assumes $30 billion of existing term borrowings that are hedged with forward starting swaps. Our borrowing capacity is primarily based on FHLB facilities and repurchase agreements.

Mid-Quarter Update

The following reflects preliminary results as of February 28, 2023 and for the period from January 1, 2023 through February 28, 2023 and does not reflect the impact of the sale of AFS portfolio securities except as noted. Our registered independent public accounting firm has not reviewed or performed any procedures, and cannot provide any assurance, with respect to these mid-quarter results. Mid-quarter results are not necessarily indicative of future results as of and for the quarter ending March 31, 2023 or for any future period. Actual results will depend on completion of the quarter and finalizing of financial data. Actual quarterly results may differ materially. We are also providing an updated outlook for the quarter ending March 31, 2023 and the full year ending December 31, 2023. The measures in our outlook are forward-looking; are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management; and are based upon assumptions with respect to future decisions, which are subject to change. Actual results may vary and those variations may be material.

In reporting fourth quarter earnings in January 2023, SVB Financial forecasted a continued challenging market and interest rate environment. This included continued slow public markets, further declines in venture capital deployment, and a modest decline in cash burn in the first and second quarters of this year. While venture capital deployment has tracked our expectations, client cash burn has remained elevated and increased further in February, resulting in lower deposits than forecasted. The related shift in our funding mix to higher-cost deposits and short-term borrowings, coupled with higher interest rates, continues to pressure NII and NIM.

SVB Financial expects that client cash burn will remain elevated for the first half of 2023 and that U.S. venture capital investment will be consistent with our prior expectation of approximately $120-$140 billion in 2023. These measures, in particular, client cash burn, depend on numerous macroeconomic and similar factors beyond our control and are inherently difficult to forecast. Actual client behavior and venture capital investment may differ materially from our expectations.

Over the first two months of 2023, we’ve also seen strong core fee income,* consistent with our expectations, as the higher rate environment continues to support client investment fee margins. Credit remains within our guidance with NCO outlook unchanged. We continue to see healthy technology and life science borrowing as clients opt for debt over equity, but loan balances overall remain pressured by Global Fund Banking paydowns due to slower venture capital and private equity investment.

Financial highlights as of February 28, 2023 and for the first two months of 2023 include:

•	$334 billion of average client funds, with $169 billion on balance sheet and $165 billion off balance sheet;

•	$326 billion of client funds as of February 28, 2023, with $165 billion on balance sheet and $161 billion off balance sheet;

•	$74 billion of average loans and $74 billion of loans as of February 28, 2023;

•	$627 million of NII on a fully taxable equivalent basis;

•	1.89% NIM;

•	$224 million of core fee income; and*

•	$74 million of SVB Securities revenue, representing investment banking revenue and commissions.*

*Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” and our non-GAAP reconciliations below

Updated Outlook

Credit Ratings

We have been in dialogue with Moody’s, who we believe is in the process of considering potential ratings actions with respect to SVB, which could include a negative outlook, a downgrade of one or potentially two notches and/or placing our ratings on review for downgrade. In addition, it is possible that S&P also takes action, which could include a downgrade. Although this offering, the Concurrent Common Stock Offering, the Concurrent Private Placement and the AFS portfolio actions, if successful, should improve our profile under rating agency criteria, an adverse ratings action remains likely and could occur at any time, including prior to closing of this offering. See “Risk Factors—A downgrade of our credit ratings, which are determined outside of our control by independent third parties, could impact our liquidity and our cost and access to capital, and reduce the price of our Mandatory Convertible Preferred Stock”.

Use of Non-GAAP Financial Measures

To supplement our financial disclosures that are presented in accordance with GAAP, we use certain non-GAAP measures of financial performance (including, but not limited to, non-GAAP core fee income and non-GAAP SVB Securities revenue) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP and may not be calculated in a manner comparable to similarly titled measures used by other companies. Below we have provided reconciliations of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures or a reconciliation of the non-GAAP calculation of the financial measure.

Concurrent Common Stock Offering

Concurrently with the offering of the Depositary Shares we are offering $1,250,000,000 of shares of common stock in the Concurrent Common Stock Offering, which is in addition to the Concurrent Private Placement. The Concurrent Common Stock Offering is being made pursuant to a separate prospectus supplement, and nothing contained herein shall constitute an offer to sell or a solicitation of an offer to buy shares of common stock in such offering. In the Concurrent Common Stock Offering, we have granted the underwriters of the Concurrent Common Stock Offering an option to purchase up to an additional $187,500,000 of common stock. The closing of this offering of Depositary Shares is not conditioned upon the closing of the Concurrent Common Stock Offering, and the closing of the Concurrent Common Stock Offering is not conditioned upon the closing of this offering of Depositary Shares. See “Concurrent Common Stock Offering. The closing of the Concurrent Private Placement is contingent upon the closing of the Concurrent Common Stock Offering.

Summary of the Offering

The summary below contains the basic information about this offering. It does not contain all of the information that is important to you. You should read this prospectus supplement and accompanying prospectus and the documents incorporated by reference in this prospectus supplement and accompanying prospectus carefully before making an investment decision.

Issuer:	SVB Financial Group, a Delaware corporation.

Depositary Shares Offered:

10,000,000 Depositary Shares, each of which represents a 1/20th interest in a share of our Mandatory Convertible Preferred Stock. Each Depositary Share entitles the holder of such Depositary Share, through the depositary, to a proportional fractional interest in the rights and preferences of such share of Mandatory Convertible Preferred Stock, including conversion, dividend, liquidation and voting rights, subject to the terms of the deposit agreement.

Underwriters’ Option to Purchase Additional Depositary Shares:

We have granted the underwriters a 30-day option to purchase up to 1,500,000 additional Depositary Shares, at the public offering price, less the underwriting discount, solely to cover over-allotments, if any.

Public Offering Price:	$50 per Depositary Share.

Liquidation Preference:	$1,000 per share of our Mandatory Convertible Preferred Stock (equivalent to $50 per Depositary Share)

Immediately after the consummation of this offering, we will have 65,745,671 shares of common stock outstanding, assuming we offer and sell $1,250,000,000 of common stock in the Concurrent Common Stock Offering at an assumed public offering price of $267.39 per share based on the last reported sale price of our common stock on The Nasdaq Global Select Market on March 7, 2023 (or 66,446,893 shares of common stock if the underwriters in the Concurrent Common Stock Offering exercise in full their option to purchase additional shares), and, in each case, assuming the completion of the Concurrent Private Placement at such price per share based on 59,200,925 shares outstanding as of January 31, 2023, but excluding:

•

475,352 shares of common stock issuable upon the exercise of options with a weighted average exercise price of $295.63 per share, and 964,683 shares of common stock issuable upon the vesting of restricted stock units, outstanding as of January 31, 2023;

•	1,795,804 shares of common stock available for future issuance under our 2006 Equity Incentive Plan, as of January 31, 2023;

•	907,303 additional shares of common stock available for future issuance under our 1999 Employee Stock Purchase Plan, as of January 31, 2023; and

•

            shares of our common stock (and up to an additional             shares of our common stock upon the exercise of the over-allotment option of the underwriters of this offering) issuable upon conversion of the Mandatory Convertible Preferred Stock, assuming mandatory conversion based on an applicable market value (as defined herein) equal to $        per share and subject to anti-dilution, make-whole and other adjustments, or any shares of our common stock that may be issued in respect of dividends payable on the Mandatory Convertible Preferred Stock.

Dividends:

        % of the liquidation preference of $1,000 per share of our Mandatory Convertible Preferred Stock per year. Dividends will accumulate from the initial issue date (as defined below) and, to the extent that we are legally permitted to pay dividends and our board of directors, or an authorized committee thereof, declares a dividend payable with respect to our Mandatory Convertible Preferred Stock, we will pay such dividends in cash or, subject to certain limitations, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by our board of directors in its sole discretion; provided that any unpaid dividends will continue to accumulate.

Dividends that are declared will be payable on the dividend payment dates (as described below) to holders of record on February 1, May 1, August 1 or November 1, as the case may be, immediately preceding the relevant dividend payment date (each, a “record date”), whether or not such holders convert their Depositary Shares, or such Depositary Shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. The expected dividend payable on the first dividend payment date is approximately $         per share of our Mandatory Convertible Preferred Stock (equivalent to $          per Depositary Share). Each subsequent dividend is expected to be approximately $         per share of our Mandatory Convertible Preferred Stock (equivalent to $         per Depositary Share). See “Description of the Mandatory Convertible Preferred Stock—Dividends.”

If we elect to make any payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the average VWAP (as defined under “Description of the Mandatory Convertible Preferred Stock—Definitions”) per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the applicable dividend payment date (the “five-day average price”), multiplied by 97%. Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend exceed a number equal to the amount of such declared dividend as to which we have elected to deliver shares of our common stock in lieu of paying cash divided by $         , which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any adjustment to each fixed conversion rate (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend as to which we have elected to deliver shares of our common stock in lieu of paying cash exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and 97% of the five-day average price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

The “initial price” equals $1,000, divided by the maximum conversion rate (as defined below), rounded to the nearest $0.0001, and is initially approximately equal to the per share public offering price of our common stock in the Concurrent Common Stock Offering (or, if the Concurrent Common Stock Offering does not price, the closing price of our common stock on March     , 2023).

Dividend Payment Dates:

February 15, May 15, August 15 and November 15 of each year, commencing on, and including, May 15, 2023 and ending on, and including, February 15, 2026. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

No Redemption:

We may not redeem the shares of Mandatory Convertible Preferred Stock or the Depositary Shares. However, subject to any regulatory restrictions, at our option, we may purchase the Mandatory Convertible Preferred Stock or Depositary Shares from time to time in the open market, by tender offer, exchange offer or otherwise.

Mandatory Conversion Date:	The second business day immediately following the last trading day of the final averaging period (as defined below). The mandatory conversion date is expected to be February 17, 2026.

Mandatory Conversion:

On the mandatory conversion date, each outstanding share of our Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert into a number of shares of our common stock equal to the conversion rate as described below, and each Depositary Share will automatically convert into a number of shares of common stock equal to a proportionate fractional interest in such shares of common stock.

If we declare a dividend for the dividend period ending on February 15, 2026, we will pay such dividend to the holders of record as of February 1, 2026, as described above. If, on or prior to February 1, 2026, we have not declared all or any portion of all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”), divided by the greater of (i) the floor price and (ii) 97% of the five-day average price (calculated as if the applicable dividend payment date were February 15, 2026). To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of such five-day average price, we will, if we are legally able to do so, pay such excess amount in cash.

Conversion Rate:

Upon conversion on the mandatory conversion date, the conversion rate for each share of our Mandatory Convertible Preferred Stock will be not more than shares of common stock and not less than shares of common stock (respectively, the “maximum conversion rate” and the “minimum conversion rate”), depending on the applicable market value of our common stock, as described below and subject to certain anti-dilution adjustments. Correspondingly, the conversion rate per Depositary Share will be not more than shares of common stock and not less than shares of common stock.

The “applicable market value” of our common stock is the average VWAP per share of our common stock over the final averaging period. The “final averaging period” is the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding February 15, 2026. The conversion rate will be calculated as described under “Description of the Mandatory Convertible Preferred Stock—Mandatory Conversion.” The following table illustrates the conversion rate per share of our Mandatory Convertible Preferred Stock, subject to certain anti-dilution adjustments.

Applicable market value of our common stock	Conversion rate per share of Mandatory Convertible Preferred Stock
Greater than the threshold appreciation price (as defined below) Equal to or less than the threshold appreciation price but greater than or equal to the initial price Less than the initial price	shares of common stock Between and shares of common stock, determined by dividing $1,000 by the applicable market value shares of common stock

The following table illustrates the conversion rate per Depositary Share, subject to certain anti-dilution adjustments

Applicable Market Value of our Common Stock	Conversion Rate per Depositary Share
Greater than the threshold appreciation price Equal to or less than the threshold appreciation price but greater than or equal to the initial price Less than the initial price	shares of common stock Between and shares of common stock, determined by dividing $50 by the applicable market value shares of common stock

The “threshold appreciation price” equals $1,000, divided by the minimum conversion rate, rounded to the nearest $0.0001, and represents an approximately % appreciation over the initial price.

Conversion at the Option of the Holder:

Other than during a fundamental change conversion period (as defined below), at any time prior to February 15, 2026, a holder of Mandatory Convertible Preferred Stock may elect to convert such holder’s shares of our Mandatory Convertible Preferred Stock, in whole or in part, at the minimum conversion rate of         shares of common stock per share of Mandatory Convertible Preferred Stock (equivalent to         shares of common stock per Depositary Share) as described under “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder.” This minimum conversion rate is subject to certain anti-dilution and other adjustments. Because each Depositary Share represents a 1/20th fractional interest in a share of our Mandatory Convertible Preferred Stock, a holder of Depositary Shares may convert its Depositary Shares only in lots of 20 Depositary Shares.

If, as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on or prior to the dividend payment date immediately preceding such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average VWAP per share of our common stock over the 20 consecutive trading day period ending on, and including, the second trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Conversion at the Option of the Holder upon a Fundamental Change; Fundamental Change Dividend Make-whole Amount:

If a fundamental change (as defined under “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to February 15, 2026, holders of the Mandatory Convertible Preferred Stock will have the right to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part, into shares of common stock at the “fundamental change conversion rate” during the period beginning on, and including, the effective date of such fundamental change and ending on, and including, the earlier of (a) the date that is 20 calendar days after such effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change) and (b) February 15, 2026. For the avoidance of doubt, the period described in the immediately preceding sentence may not end on a date that is later than February 15, 2026. The fundamental change conversion rate will be determined based on the effective date of the fundamental change and the price paid (or deemed paid) per share of our common stock in such fundamental change. Holders who convert shares of our Mandatory Convertible Preferred Stock during that period will also receive (1) a “fundamental change dividend make-whole amount” equal to the present value (calculated using a discount rate of     % per annum) of all dividend payments on such shares

(excluding any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change, including for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding the effective date to, but excluding, the effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods until February 15, 2026 and for the partial dividend period from, and including, the effective date to, but excluding, the next dividend payment date, and (2) to the extent that there is any accumulated dividend amount, the accumulated dividend amount (clauses (1) and (2), together, the “make-whole dividend amount”), in the case of clauses (1) and (2), subject to our right to deliver shares of our common stock in lieu of all or part of such make-whole dividend amount; provided that if the effective date or the conversion date falls after the record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, such dividend will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend. Because each Depositary Share represents a 1/20th fractional interest in a share of our Mandatory Convertible Preferred Stock, a holder of Depositary Shares may convert its Depositary Shares upon a fundamental change only in lots of 20 Depositary Shares.

If we elect to make any payment of the make-whole dividend amount, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. Notwithstanding the foregoing, in no event will the number of shares of our common stock that we deliver in lieu of paying all or a portion of the make-whole dividend amount in cash exceed a number equal to the portion of the make-whole dividend amount to be paid by the delivery of common stock divided by the greater of (i) the floor price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. To the extent that the portion of the make-whole dividend amount as to which we have elected to deliver shares of common stock in lieu of paying cash exceeds the product of the number of shares of common stock delivered in respect of such portion of the make-whole dividend amount and 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

In addition, if we are prohibited from paying or delivering, as the case may be, the make-whole dividend amount (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, the conversion rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered make-whole dividend amount, divided by the greater of (i) the floor price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. To the extent that the cash amount of the aggregate unpaid and undelivered make-whole dividend amount exceeds the product of such number of additional shares and 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change, we will not have any obligation to pay the shortfall in cash.

See “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”

Anti-dilution Adjustments:

The conversion rate may be adjusted in the event of, among other things: (1) stock dividends or distributions; (2) certain distributions to holders of our common stock of rights or warrants to purchase our common stock; (3) subdivisions or combinations of our common stock; (4) certain distributions to holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets, including by spin-off; (5) certain distributions to holders of our common stock of cash; and (6) certain tender or exchange offers by us or one of our subsidiaries for our common stock, in each case subject to certain exceptions. See “Description of the Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.”

Voting Rights:

None, except with respect to certain changes in the terms of the Mandatory Convertible Preferred Stock, with respect to the authorization, creation, or increase in the authorized amount of stock ranking senior to the Mandatory Convertible Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company, in the case of certain share exchanges, reclassifications, mergers and consolidations and other transactions and in the case of certain dividend non-payments.

See “Description of the Mandatory Convertible Preferred Stock—Voting Rights” and “Description of Depositary Shares—Voting the Mandatory Convertible Preferred Stock.”

Ranking:

The Mandatory Convertible Preferred Stock will rank with respect to dividend rights and/or rights upon our liquidation, winding-up or dissolution, as applicable:

•  senior to (i) our common stock and (ii) each other class or series of capital stock issued after the original issue date of the Mandatory Convertible Preferred Stock (which we refer to as the “initial issue date”) the terms of which do not expressly provide that such capital stock ranks either (x) senior to the Mandatory Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution or (y) on a parity with the Mandatory Convertible Preferred Stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior stock”);

•  on a parity with (i) any class or series of capital stock issued after the initial issue date the terms of which expressly provide that such capital stock will rank on a parity with the Mandatory Convertible Preferred Stock as to dividend rights and rights upon our liquidation, winding-up or dissolution and (ii) our 5.25% Non-Cumulative Perpetual Series A Preferred Stock (“Series A Preferred Stock”), our 4.10% Non-Cumulative Perpetual Series B Preferred Stock (“Series B Preferred Stock”), our 4.00% Non-Cumulative Perpetual Series C Preferred Stock (“Series C Preferred Stock”), our 4.25% Non-Cumulative Perpetual Series D Preferred Stock (“Series D Preferred Stock”) and our 4.70% Non-Cumulative Perpetual Series E Preferred Stock (“Series E Preferred Stock”) (which we refer to clauses (i) and (ii) collectively as “parity stock”);

•  junior to each class or series of capital stock issued after the initial issue date the terms of which expressly provide that such capital stock will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”); and

•  junior to our existing and future indebtedness

In addition, the Mandatory Convertible Preferred Stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

As of December 31, 2022, our liabilities, on a consolidated basis, totaled approximately $195.5 billion. Further, we had 383,500 outstanding shares of preferred stock consisting of (a) 350,000 shares of Series A Preferred Stock with an aggregate liquidation preference of $350,000,000; (b) 7,500 shares of Series B Preferred Stock with an aggregate liquidation preference of $750,000,000; (c) 10,000 shares of Series C Preferred Stock with an aggregate liquidation preference of $1,000,000,000; (d) 10,000 shares of Series D Preferred Stock with an aggregate liquidation preference of $1,000,000,000; and (e) 6,000 shares of Series E Preferred Stock with an aggregate liquidation preference of $600,000,000.

Use of Proceeds:

We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $         million, or $         million if the underwriters’ over-allotment option is exercised in full.

We intend to use the proceeds from this offering and if completed, the Concurrent Common Stock Offering together with the proceeds from the Concurrent Private Placement, for general corporate purposes.

The closing of this offering is not contingent upon the closing of the Concurrent Common Stock Offering or the Concurrent Private Placement. See “Use of Proceeds.”

Material U.S. Federal Tax Consequences:

The material U.S. federal income tax consequences of purchasing, owning and disposing of the Depositary Shares and any common stock received upon conversion are described under “Material U.S. Federal Income Tax Considerations.”

Concurrent Common Stock Offering:

Concurrently with this offering, we are also making a public offering of $1,250,000,000 of common stock. The Concurrent Common Stock Offering is being made pursuant to a separate prospectus supplement, and nothing contained herein shall constitute an offer to sell or a solicitation of an offer to buy common stock. In the Concurrent Common Stock Offering, we have granted the underwriters of the Concurrent Common Stock Offering an option to purchase up to an additional $187,500,000 of common stock. The closing of this offering of Depositary Shares is not conditioned upon the closing of the Concurrent Common Stock Offering, and the closing of the Concurrent Common Stock Offering is not conditioned upon the closing of this offering of Depositary Shares. See “Concurrent Common Stock Offering.”

Concurrent Private Placement of Common Stock:

Prior to commencing this offering, SVB Financial entered into a subscription agreement with General Atlantic, a leading global growth equity investor, to purchase $500 million of our common stock at the public offering price in the offering of common stock in a separate private transaction. The subscription agreement with General Atlantic is contingent on the closing of Concurrent Common Stock Offering and is expected to close shortly thereafter.

Transfer Agent and Registrar:	American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for the Mandatory Convertible Preferred Stock and our common stock.

Absence of a Public Market for the Depositary Shares:

The Depositary Shares are new securities and there is currently no established market for the Depositary Shares. Accordingly, we cannot assure you as to the development or liquidity of any market for the Depositary Shares. Certain of the underwriters have advised us that they currently intend to make a market in the Depositary Shares. However, they are not obligated to do so, and they may discontinue any market making with respect to the Depositary Shares without notice. We do not intend to apply to list the Depositary Shares on any securities exchange or any automated dealer quotation system.

The Nasdaq Global Select Market Symbol for our Common Stock:	“SIVB”

Risk Factors:

An investment in the Depositary Shares involves risk. You should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page S-22 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference in this prospectus supplement.

RISK FACTORS

An investment in the Depositary Shares involves certain risks. You should carefully consider (i) the risks related to the Depositary Shares and the Mandatory Convertible Preferred Stock and risks related to ownership of our common stock described below, (ii) the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2022 and (iii) the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in any forward-looking statements as a result of certain factors, including the risks related to the Depositary Shares and the Mandatory Convertible Preferred Stock and faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

Risks Related to this Offering and Ownership of the Depositary Shares and the Mandatory Convertible Preferred Stock

You are making an investment decision in the Depositary Shares as well as in our Mandatory Convertible Preferred Stock.

As described in this prospectus supplement, you are investing in Depositary Shares that represent fractional interests in our Mandatory Convertible Preferred Stock. The depositary will rely solely on the dividend payments and other distributions on the Mandatory Convertible Preferred Stock it receives from us to fund all dividend payments and other distributions on the Depositary Shares.

You will bear the risk of a decline in the market price of our common stock between the pricing date for the Depositary Shares and the mandatory conversion date.

The number of shares of our common stock that you would receive upon mandatory conversion of our Mandatory Convertible Preferred Stock (and the related conversion of the Depositary Shares) is not fixed, but instead will depend on the applicable market value, which is the average VWAP per share of our common stock over the final averaging period, which is the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding February 15, 2026. The aggregate market value of the shares of our common stock that you would receive upon mandatory conversion may be less than the aggregate liquidation preference of the Mandatory Convertible Preferred Stock represented by your Depositary Shares. Specifically, if the applicable market value of our common stock is less than the initial price, which is calculated by dividing $1,000 by the maximum conversion rate and initially equals $             (approximately the per share public offering price of our common stock in the Concurrent Common Stock Offering (or, if the Concurrent Common Stock Offering does not price, the closing price of our common stock on March     , 2023)), subject to certain anti-dilution adjustments, the market value of the shares of our common stock that you would receive upon mandatory conversion of each share of Mandatory Convertible Preferred Stock will be less than the $1,000 liquidation preference per share of Mandatory Convertible Preferred Stock (and, accordingly the market value of shares of our common stock that you would receive upon mandatory conversion of each Depositary Share will be less than the $50 liquidation preference per Depositary Share), and an investment in the Depositary Shares would result in a loss. Accordingly, you will bear the entire risk of a decline in the market price of our common stock. Any such decline could be substantial.

In addition, because the number of shares delivered to you upon mandatory conversion will be based upon the applicable market value, which is the average VWAP per share of our common stock over the final averaging period, the shares of common stock you receive upon mandatory conversion may be worth less than the shares of common stock you would have received had the applicable market value been equal to the VWAP per share of our common stock on the mandatory conversion date or the average VWAP of our common stock over a different period of days.

General market conditions and unpredictable factors could adversely affect market prices for the Depositary Shares representing interests in the Mandatory Convertible Preferred Stock.

There can be no assurance about the market prices for the Depositary Shares. Several factors, many of which are beyond our control, will influence the market value of the Depositary Shares. Factors that might influence the market value of the Depositary Shares include:

•	whether dividends have been declared and are likely to be declared in the future on the Mandatory Convertible Preferred Stock from time to time;

•	our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

•	our creditworthiness;

•	changes in credit ratings assigned to us or our subsidiaries;

•	the ratings given to our securities by credit rating agencies;

•	prevailing interest rates;

•	the market for similar securities; and

•

economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally, including effects of the COVID-19 pandemic or other pandemic, epidemic or outbreak of infectious disease.

Accordingly, the Depositary Shares that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to the price that the investor paid for the Depositary Shares.

Purchasers of the Depositary Shares may not realize any or all of the benefit of an increase in the market price of shares of our common stock.

The aggregate market value of the shares of our common stock that you will receive upon mandatory conversion of each share of our Mandatory Convertible Preferred Stock (and the related conversion of the Depositary Shares) on the mandatory conversion date will only exceed the liquidation preference of $1,000 per share of Mandatory Convertible Preferred Stock (and the liquidation preference of $50 per Depositary Share) if the applicable market value of our common stock exceeds the threshold appreciation price, which is calculated by dividing $1,000 by the minimum conversion rate and initially equals $            , subject to certain anti-dilution adjustments. The threshold appreciation price represents an appreciation of approximately     % over the initial price. If the applicable market value of our common stock exceeds the threshold appreciation price, you will receive on the mandatory conversion date approximately     % (which percentage is approximately equal to the initial price divided by the threshold appreciation price) of the value of our common stock that you would have received if you had made a direct investment in our common stock on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in the Depositary Shares (and the underlying Mandatory Convertible Preferred Stock) is less than that provided by a direct investment in shares of our common stock.

In addition, if the market value of our common stock appreciates and the applicable market value of our common stock is equal to or greater than the initial price but less than or equal to the threshold appreciation price, the aggregate market value of the shares of our common stock that you would receive upon mandatory conversion will only be equal to the aggregate liquidation preference of the Mandatory Convertible

Preferred Stock (and, correspondingly, the aggregate market value of our common stock that you would receive upon the related mandatory conversion of the Depositary Shares will only be equal to the aggregate liquidation preference of the Depositary Shares), and you will realize no equity appreciation on our common stock.

The market price of our common stock, which may fluctuate significantly, will directly affect the market price for the Depositary Shares.

We expect that, generally, the market price of our common stock will affect the market price of the Depositary Shares more than any other single factor. This may result in greater volatility in the market price of the Depositary Shares than would be expected for nonconvertible preferred stock or Depositary Shares representing nonconvertible preferred stock. The market price of our common stock could fluctuate significantly in response to a number of factors, including changing laws and regulations that may impact our business, our ability to obtain financing on satisfactory terms, changes in recommendations by financial analysts as well as economic, financial, political and other factors, many of which are beyond our control. For more information regarding such factors, see the section of this prospectus supplement below entitled “—Risks Related to Ownership of Our Common Stock” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022.

In addition, we expect that the market price of the Depositary Shares will be influenced by yield and interest rates in the capital markets, the time remaining to the mandatory conversion date, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to the fixed conversion rates. Fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of the Depositary Shares and our common stock. Any such arbitrage could, in turn, affect the market prices of our common stock and the Depositary Shares. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the Depositary Shares as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the market price of the Depositary Shares.

Regulatory actions may adversely affect the trading price and liquidity of the Depositary Shares.

We expect that many investors in, and potential purchasers of, the Depositary Shares will employ, or seek to employ, a convertible arbitrage strategy with respect to the Depositary Shares. Investors would typically implement such a strategy by selling short the common stock underlying the convertible securities and dynamically adjusting their short position while continuing to hold the securities. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”). Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the Depositary Shares to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the Depositary Shares.

The fundamental change conversion rate and the payment of the fundamental change dividend make-whole amount upon the occurrence of certain fundamental changes may not adequately compensate you for the lost option value and lost dividends as a result of early conversion upon a fundamental change.

If a fundamental change (as defined under “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to February 15, 2026, the fundamental change conversion rate will apply to any shares of Mandatory Convertible Preferred Stock (and, accordingly, the Depositary Shares) converted during the fundamental change conversion period (as defined under “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) unless the stock price is less than $            or above $            (in each case, subject to adjustment) and, with respect to those shares of Mandatory Convertible Preferred Stock (and, accordingly, those Depositary Shares) converted, you will also receive, among other consideration, a fundamental change dividend make-whole amount, subject to our right to deliver shares of common stock in lieu of all or part of such amount and subject to “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” The number of shares of common stock to be issued upon conversion in connection with a fundamental change will be determined as described under “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” Although the fundamental change conversion rate and the payment of the fundamental change dividend make-whole amount are generally designed to compensate you for the lost option value that you would suffer and the dividends you would lose as a result of converting your Depositary Shares representing our Mandatory Convertible Preferred Stock upon a fundamental change, the fundamental change conversion rate is also designed to compensate us for the lost option value that we would suffer as a result of any such conversion. As a result, in many cases the fundamental change conversion rate will be less than the conversion rate that would apply upon mandatory conversion. The fundamental change conversion rate and fundamental change dividend make-whole amount are generally only an approximation of such lost option value and lost dividends and may not adequately compensate you for your actual loss. Furthermore, our obligation to deliver a number of shares of common stock, per share of the Mandatory Convertible Preferred Stock (and your corresponding right to receive a proportionate number of shares of our common stock per Depositary Share), equal to the fundamental change conversion rate and pay the fundamental change dividend make-whole amount (whether paid or delivered, as the case may be, in cash or shares of our common stock) upon a conversion during the fundamental change conversion period could be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The fixed conversion rates of the Mandatory Convertible Preferred Stock and, in turn, the Depositary Shares may not be adjusted for all dilutive events that may adversely affect the market price of the Depositary Shares or the common stock issuable upon conversion of the Mandatory Convertible Preferred Stock.

The fixed conversion rates of the Mandatory Convertible Preferred Stock and, in turn, the Depositary Shares, are subject to adjustment only for share subdivisions and combinations, share dividends and specified other transactions. See “Description of the Mandatory Convertible Preferred Stock—Anti-dilution Adjustments” for further discussion of anti-dilution adjustments. However, other events, such as grants under employee benefit or incentive plans, offerings of our common stock or other securities convertible into common stock (other than those set forth under “Description of the Mandatory Convertible Preferred Stock—Anti-dilution Adjustments”) for cash or in connection with acquisitions or third-party tender or exchange offers, which may adversely affect the market price of our common stock, may not result in any adjustment. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the Depositary Shares. In addition, the terms of our Mandatory Convertible Preferred Stock and the Depositary Shares do not restrict our ability to offer common stock or other securities convertible into common stock in the future, including offering a new series of preferred stock that ranks equally with our

Mandatory Convertible Preferred Stock as to dividend payments and liquidation preference, or to engage in other transactions that could dilute our common stock. We have no obligation to consider the specific interests of the holders of our Mandatory Convertible Preferred Stock or the Depositary Shares in engaging in any such offering or transaction.

The Concurrent Common Stock Offering and Concurrent Private Placement, and the possibility of the sale of our common stock in the future, could reduce the market price of our common stock and, in turn, the Depositary Shares.

Concurrently with this offering, we are also making a public offering of $1,250,000,000 of common stock, in addition to the Concurrent Private Placement. In the Concurrent Common Stock Offering, we have granted the underwriters of the Concurrent Common Stock Offering an option to purchase up to an additional $187,500,000 of common stock. This offering is not conditioned on the closing of the Concurrent Common Stock Offering or the Concurrent Private Placement, and the Concurrent Common Stock Offering and the Concurrent Private Placement are not conditioned on the closing of this offering, and there can be no assurances they will be completed. In the future, we may sell additional shares of our common stock to raise capital or acquire interests in other companies by using a combination of cash and our common stock or just our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock and, in turn, the Depositary Shares. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options, restricted stock units and upon conversion of the Mandatory Convertible Preferred Stock.

Furthermore, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock and, in turn, the Depositary Shares. In the future, among other reasons, we may issue our securities if we need to raise capital in connection with a capital expenditure or acquisition. The amount of shares of our common stock issued in connection with a capital expenditure or acquisition could constitute a material portion of our then-outstanding shares of common stock.

A decline in the market price of our common stock could impair our ability to raise additional capital through the sale of our securities. We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that this offering, the Concurrent Common Stock Offering and future sales and issuances of our common stock and other securities would have on the market price of our common stock and, in turn, the Depositary Shares.

In connection with this offering and the Concurrent Common Stock Offering, we and our directors and executive officers have agreed with the underwriters to a “lock-up,” pursuant to which neither we nor they will sell, hedge or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Goldman Sachs & Co. LLC for 60 days after the date of this prospectus supplement, subject to certain exceptions. See “Underwriting.” Following the expiration of the applicable lock-up period, our common stock will be eligible for future sale.

Additional issuances of preferred stock or securities convertible into preferred stock may dilute the ownership of existing holders of the Mandatory Convertible Preferred Stock and the Depositary Shares.

We may, in the future, determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of preferred stock, securities convertible into, exchangeable for or that represent an interest in preferred stock, or preferred stock-equivalent securities. Our board of directors is authorized to direct us to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders, including issuing additional shares of Mandatory Convertible Preferred Stock and related Depositary Shares. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued. Though the approval of holders of the Depositary Shares representing interests in the Mandatory Convertible Preferred

Stock will be needed to authorize, create, or increase the authorized amount of, any equity security ranking senior to the Mandatory Convertible Preferred Stock, if we issue preferred stock in the future that has preference over the Mandatory Convertible Preferred Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the Mandatory Convertible Preferred Stock and therefore the related Depositary Shares, the rights of holders of the Depositary Shares representing interests in the Mandatory Convertible Preferred Stock or the market price of the Depositary Shares could be adversely affected. The market price of the Depositary Shares could decline as a result of these other offerings, as well as other sales of a large block of Depositary Shares or similar securities in the market thereafter, or the perception that such sales could occur. Holders of the Mandatory Convertible Preferred Stock or Depositary Shares are not entitled to preemptive rights.

You will have no rights with respect to our common stock until you convert your Depositary Shares, but you may be adversely affected by certain changes made with respect to our common stock.

You will have no rights with respect to our common stock, including voting rights, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on our common stock, if any, prior to the conversion date with respect to a conversion of your Depositary Shares, but your investment in the Depositary Shares may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after the conversion date. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation or our amended and restated bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, unless it would materially and adversely affect the rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock, although you will nevertheless be subject to any changes in the powers, preferences or rights of our common stock.

You will have no voting rights except under limited circumstances, and you will need to act through the depositary to exercise voting rights with respect to our Mandatory Convertible Preferred Stock.

You do not have voting rights, except with respect to certain amendments to the terms of the Mandatory Convertible Preferred Stock, in the case of certain dividend arrearages, in certain other limited circumstances and except as specifically required by Delaware law. You will have no right to vote for any members of our board of directors except in the case of certain dividend arrearages. If dividends on any shares of the Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but excluding, May 15, 2023), whether or not for consecutive dividend periods, the holders of shares of Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other classes or series of our preferred stock ranking equally with the Mandatory Convertible Preferred Stock either as to dividends and the distribution of assets upon liquidation, dissolution or winding up and having similar voting rights, will be entitled to vote for the election of a total of two additional members of our board of directors, subject to the terms and limitations described under “Description of the Mandatory Convertible Preferred Stock—Voting Rights.” Holders of Depositary Shares must act through the depositary to exercise any voting rights in respect of our Mandatory Convertible Preferred Stock.

The Mandatory Convertible Preferred Stock is equity and is subordinate to our existing and future indebtedness.

The shares of Mandatory Convertible Preferred Stock are our equity interests and do not constitute indebtedness. As such, the Mandatory Convertible Preferred Stock and the related Depositary Shares will rank junior to all indebtedness and other non-equity claims on us with respect to assets available to satisfy claims on us, including in a liquidation of the Company. As of September 31, 2022, our liabilities, on a consolidated basis, totaled approximately $195.5 billion. We and our subsidiaries may also incur additional indebtedness and liabilities in the future that will rank senior to the Depositary Shares. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Mandatory Convertible Preferred Stock (1) dividends are payable only if declared by our board of directors (or a duly authorized committee of the board) and (2) as a corporation, we are subject to restrictions on payments of dividends out of lawfully available funds. In addition, the Mandatory Convertible Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act. Also, as a financial holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations discussed below.

The Mandatory Convertible Preferred Stock will be effectively subordinated to the obligations of our subsidiaries

We are a financial holding company and conduct substantially all of our operations through our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation, reorganization or otherwise, and thus the ability of a holder of Depositary Shares representing interests in the Mandatory Convertible Preferred Stock to benefit indirectly from such distribution, will be subject to the prior claims of the subsidiaries’ creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness or other liabilities of those subsidiaries senior to that held by us.

Our ability to pay dividends on our Mandatory Convertible Preferred Stock may be limited.

Our payment of dividends on our Mandatory Convertible Preferred Stock in the future will be determined by our board of directors (or an authorized committee thereof) in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors.

Agreements governing any future indebtedness of ours may limit, our ability to pay cash dividends on our capital stock, including the Mandatory Convertible Preferred Stock. Therefore, we may be unable to pay dividends in cash on the Mandatory Convertible Preferred Stock unless we can refinance the amounts outstanding under such agreements.

In addition, under Delaware law, our board of directors (or an authorized committee thereof) may declare dividends on our capital stock (whether in cash or in shares of our common stock) only to the extent of our statutory “surplus” (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and Delaware law to pay cash dividends on the Mandatory Convertible Preferred Stock, we may not have sufficient cash to pay dividends in cash on the Mandatory Convertible Preferred Stock (and, in turn, on the Depositary Shares).

If upon mandatory conversion or an early conversion at the option of a holder (other than during a fundamental change conversion period, except in limited circumstances) we have not declared all or any portion of the accumulated and unpaid dividends payable on the Mandatory Convertible Preferred Stock for specified periods, the applicable conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock having a market value generally equal to the amount of such accumulated and unpaid dividends, subject to the limitations described under “Description of the Mandatory Convertible Preferred Stock—Mandatory Conversion” and “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder.” If upon an early conversion during the fundamental change conversion period we have not declared all or any portion of the accumulated and unpaid dividends payable on the Mandatory Convertible Preferred Stock for specified periods, we will pay the amount of such accumulated and unpaid dividends in cash, shares of our common stock or any combination thereof, in our sole discretion

(or, in certain circumstances, make a corresponding adjustment to the conversion rate), subject in each case to the limitations described under “Description of the Mandatory Convertible Preferred Stock-—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” In the case of mandatory conversion or conversion upon a fundamental change, if these limits to the adjustment of the conversion rate or the amount of such dividends payable in shares, as applicable, are reached, we will pay the shortfall in cash if we are legally permitted to do so. We will not have an obligation to pay the shortfall in cash if these limits to the adjustment of the conversion rate are reached in the case of an early conversion at the option of the holder (or in the case of an early conversion during the fundamental change conversion period, if we are required to make an adjustment to the conversion rate in respect of any accumulated and unpaid dividends).

Under the Federal Reserve’s capital rules, we are subject to certain risk-based and leverage capital requirements. If we fail to meet the effective minimum capital ratios requirements with applicable buffers taken into account, we will be subject to constraints on, among other things, capital distributions, including dividends. The severity of the constraints depends on the amount of the shortfall and the amount of our “eligible retained income.”

Further, these limitations may change from time to time. For example, we are now subject to additional limitations under the Federal Reserve’s capital rules because our average total consolidated assets exceeded $100 billion for four consecutive quarters. Specifically, we are subject to the Federal Reserve’s “stress capital buffer” requirement for Standardized Approach capital ratios, instead of the static 2.5% buffer requirement. A firm’s stress capital buffer is subject to a floor of 2.5% and reflects the projected decrease in the firm’s CET1 capital ratio in the Federal Reserve’s supervisory severely adverse scenario of the stress tests conducted by the Federal Reserve as part of its Comprehensive Capital Analysis and Review under its capital plan rule. The capital plan rule further provides that a firm must receive prior approval for any capital distribution if the firm is required to resubmit its capital plan. The expected loss from the sale of our AFS securities portfolio may limit our dividend capacity, including dividends from the Bank to the Company, or the Company to equityholders, as we are subject to statutory and regulatory limitations on our ability to pay dividends on our capital stock. If we are unable to satisfy the capital requirements applicable to us, we may be limited in our ability to declare and pay dividends on our capital stock.

If we are not paying full dividends on any outstanding dividend parity stock we have issued (including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock) or may issue, we will not be able to pay full dividends on the Mandatory Convertible Preferred Stock.

When dividends are paid in part, and not paid in full, upon any dividend parity stock we have issued (including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock) or may issue, then, to the extent permitted by the terms of the Mandatory Convertible Preferred Stock and each outstanding series of dividend parity stock, such partial dividends shall be declared on shares of the Mandatory Convertible Preferred Stock and dividend parity stock, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period, in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. Therefore, if we are not paying full dividends on any outstanding dividend parity stock, we will not be able to pay full dividends on the Mandatory Convertible Preferred Stock.

You may be subject to tax upon an adjustment to the conversion rate of the Mandatory Convertible Preferred Stock and the Depositary Shares even though you do not receive a corresponding cash distribution.

The conversion rate of the Mandatory Convertible Preferred Stock and the Depositary Shares is subject to adjustment in certain circumstances. Refer to “Description of the Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.” If, as a result of an adjustment (or failure to make an adjustment), your proportionate interest in our assets or earnings and profits is increased, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend without the receipt of any cash or property. If you are a non-U.S. holder (as defined under “Material U.S. Federal Income Tax Considerations”), such deemed dividend generally will be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be set off against subsequent payments on the Depositary Shares. Refer to “Material United U.S. Income Tax Considerations” for a further discussion of U.S. federal tax implications for U.S. holders (as defined therein) and non-U.S. holders.

Certain rights of the holders of the Mandatory Convertible Preferred Stock could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders of the Mandatory Convertible Preferred Stock to exercise their rights associated with a potential fundamental change.

Certain rights of the holders of the Mandatory Convertible Preferred Stock could make it more difficult or more expensive for a third party to acquire us. For example, if a fundamental change were to occur on or prior to February 15, 2026, holders of the Mandatory Convertible Preferred Stock may have the right to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part, at an increased conversion rate and will also be entitled to receive a fundamental change dividend make-whole amount equal to the present value of all remaining dividend payments on their shares of Mandatory Convertible Preferred Stock. See “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” These features of the Mandatory Convertible Preferred Stock could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management. In addition, provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us.

We cannot assure you that an active trading market will develop for the Depositary Shares.

Prior to this offering, there has been no trading market for the Depositary Shares, and we do not intend to apply to list the Depositary Shares on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by certain of the underwriters that they intend to make a market in the Depositary Shares after the offering is completed. However, such underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the Depositary Shares, and the market price quoted for the Depositary Shares, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the Depositary Shares. If an active trading market does not develop or is not maintained, the market price and liquidity of the Depositary Shares may be adversely affected. In that case you may not be able to sell your Depositary Shares at a particular time or you may not be able to sell your Depositary Shares at a favorable price.

The closing of this offering is not contingent upon the closing of the Concurrent Common Stock Offering, and vice versa.

The closing of this offering is not contingent upon the closing of the Concurrent Common Stock Offering, and vice versa. Therefore, it is possible that this offering occurs and the Concurrent Common Stock Offering does not occur, and vice versa. We cannot assure you that the Concurrent Common Stock Offering will be completed on the terms described herein, if at all. Accordingly, if you decide to purchase Depositary Shares, you should be willing to do so whether or not we complete the Concurrent Common Stock Offering.

Our results of operations and our ability to fund dividend payments and all payments on our other obligations depend upon the results of operations of our subsidiaries.

We are a separate and distinct legal entity from our subsidiaries. Our principal source of funds to make payments on securities is dividends from the Bank. Various federal and state statutes and regulations limit the amount of dividends that our banking and non-banking subsidiaries may pay to us without regulatory approval. In particular, dividend and other distributions from the Bank to us may require notice to or approval of the applicable regulatory authority. There can be no assurances that we would receive such approval.

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of our banking subsidiary, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if our banking subsidiary were to pay dividends. The Federal Reserve and the State of California have issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings.

Payment of dividends could also be subject to regulatory limitations if our banking subsidiary becomes “under-capitalized” for purposes of the “prompt corrective action” regulations of the Federal Reserve.

Neither the Mandatory Convertible Preferred Stock nor the Depositary Shares are insured or guaranteed by the FDIC.

Neither the Mandatory Convertible Preferred Stock nor the Depositary Shares are savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries, and they are not insured by the FDIC or any other governmental agency or instrumentality.

A downgrade of our credit ratings, which are determined outside of our control by independent third parties, could impact our liquidity and our cost and access to capital, and reduce the price of our Mandatory Convertible Preferred Stock.

We have been in dialogue with Moody’s, who we believe is in the process of considering potential ratings actions with respect to SVB, which could include a negative outlook, a downgrade of one or potentially two notches and/or placing our ratings on review for downgrade. In addition, it is possible that S&P also takes action, which could include a downgrade. An adverse ratings action is likely and could occur in the near term, including prior to closing of this offering.

Our ability to access capital markets could be limited by, and the cost of our accessing the capital markets would likely increase as a result of, any downgrading of our credit ratings. Any rating assigned to SVB Financial may be withdrawn entirely by a credit rating agency, may be suspended or may be lowered, if, in that credit rating agency’s judgment, circumstances relating to the basis of the rating so warrant. Ratings may be impacted by a number of factors which can change over time, including the credit rating agency’s assessment of our strategy and management’s capability; and our financial condition including in respect of capital, funding and liquidity. The credit rating agencies may also revise the ratings methodologies applicable to issuers within a particular industry. Any downgrades may result in a loss of our investment grade credit rating.

Any downgrade of our credit rating could result in the Bank’s rating to be lower than many of the banks it competes with, which could affect our competitive position, including by making our deposit products less attractive, which may affect our liquidity and may place more pressure on finding supplemental sources of liquidity, including by undertaking future offerings of common stock.

Risks Related to Ownership of our Common Stock

Our common stock has experienced, and may continue to experience, price volatility, which could result in substantial losses for investors in our common stock.

Our common stock has at times experienced price volatility as a result of many factors, including the general volatility of stock market prices and volumes, changes in securities analysts’ estimates of our financial performance, variations between our actual and anticipated financial results or uncertainty about current global economic conditions. For these reasons, among others, the price of our stock may continue to fluctuate. In addition, if the market for financial services stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

The Mandatory Convertible Preferred Stock and the Depositary Shares may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the Mandatory Convertible Preferred Stock and the Depositary Shares. For example, the market price of our common stock could become more volatile and could be depressed by: (i) investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the Mandatory Convertible Preferred Stock (and, correspondingly, the Depositary Shares); (ii) possible sales of our common stock by investors who view the Depositary Shares as a more attractive means of equity participation in us than owning shares of our common stock; and (iii) hedging or arbitrage trading activity that may develop involving the Depositary Shares and our common stock.

Our common stock will rank junior to our Mandatory Convertible Preferred Stock with respect to dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs.

Our common stock will rank junior to our Mandatory Convertible Preferred Stock with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs. This means that, unless accumulated dividends have been paid or set aside for payment on all our outstanding Mandatory Convertible Preferred Stock through the most recently completed dividend period, no dividends may be declared or paid on our common stock subject to limited exceptions. Likewise, in the event of our voluntary or involuntary liquidation, dissolution or winding-up of our affairs, no distribution of our assets may be made to holders of our common stock until we have paid to holders of our Mandatory Convertible Preferred Stock a liquidation preference equal to $1,000 per share plus accumulated and unpaid dividends.

Our management will have broad discretion over the use of the proceeds and might not apply the proceeds in ways that increase the value of your investment.

We intend to use all of the proceeds from this offering for general corporate purposes. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and our other agreements and in Delaware law may discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law, in addition to certain federal and state banking laws and regulations, could make it more difficult for a third party to acquire us. Provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our amended and restated certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Therefore, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. These rights may have the effect of delaying or deterring a change of control of our company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $            , after deducting estimated offering expenses payable by us and the underwriting discount. We intend to use the net proceeds for general corporate purposes. We will retain broad discretion over the use of the net proceeds.

In addition, concurrently with this offering, we are offering $1,250,000,000 of common stock, in addition to the Concurrent Private Placement. We estimate that the net proceeds from the sale of the common stock in the Concurrent Common Stock Offering, after deducting discounts and commissions and estimated expenses payable by us, will be approximately $            million and that we will receive net proceeds of approximately $             from the Concurrent Private Placement. We intend to use the net proceeds from the Concurrent Common Stock Offering and Concurrent Private Placement for general corporate purposes. The Concurrent Common Stock Offering is being made pursuant to a separate prospectus supplement, and this offering is not conditioned on the offering of our common stock or vice versa. We cannot assure you that the Concurrent Common Stock Offering will occur on the anticipated terms, or at all. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Common Stock Offering. The underwriters in this offering are acting as underwriters in the Concurrent Common Stock Offering or the Concurrent Private Placement. The closing of this offering of common stock is not conditioned upon the closing of the Concurrent Common Stock Offering, and the closing of the Concurrent Common Stock Offering is not conditioned upon the closing of this offering of common stock.

CAPITALIZATION

The following table sets forth our cash and due from banks, short-term borrowings, and capitalization as of December 31, 2022 (i) on an actual basis; (ii) on an as adjusted basis to give effect to the issuance of the Depositary Shares, each representing a 1/20th interest in a share of Mandatory Convertible Preferred Stock; and (iii) as further adjusted to give effect to the Concurrent Common Stock Offering and Concurrent Private Placement. You should read this table in conjunction with the information set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and our interim financial statements and related notes to such statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of December 31, 2022
	Actual	As Adjusted	As Further Adjusted(1)
	(dollars in millions, except for par value and share data)
Cash and due from banks	$13,803	$	$

Short-term borrowings	$13,565	$	$

Long-term debt:
3.50% Senior Notes due January 2025(2)	$ 349	$	$
2.100% Senior Notes due May 2028(2)	497
3.125% Senior Notes due June 2030(2)	496
1.800% Senior Notes due February 2031(1)	495
1.800% Senior Notes due February October 2026(2)	646

4.345% Senior Fixed Rate/Floating Rate Notes due April 2028	348

4.570% Senior Fixed Rate/Floating Rate Notes due April 2033	448

Trust Preferred Debt BPFH I & II, 2004 & 2005	91

FHLB Advances	2,000

Total long-term debt	$5,370	$	$

Stockholders’ equity:
5.250% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A, $0.001 par value, liquidation preference of $1,000 per share, 350,000 shares outstanding, actual and as adjusted(3)	340
Series B Non-Cumulative Perpetual Preferred Stock, $0.001 par value, liquidation preference of $100,000 per share; 7,500 shares outstanding, actual and as adjusted(3)	739

Series C Non-Cumulative Perpetual Preferred Stock, $0.001 par value, liquidation preference of $100,000 per share, 10,000 shares outstanding, actual and as adjusted(3)	985
Series D Non-Cumulative Perpetual Preferred Stock, $0.001 par value, liquidation preference of $100,000 per share, 10,000 shares outstanding actual and as adjusted(3)	989
Series E Non-Cumulative Perpetual Preferred Stock, $0.001 par value, liquidation preference of $100,000 per share 6,000 shares outstanding actual and as adjusted(3)	593
% Series F Mandatory Convertible Preferred Stock, $0.001 par value, liquidation preference of $1,000 per share, no shares outstanding actual and shares outstanding as adjusted
Common Stock, $0.001 par value, 150,000,000 shares authorized; 58,677,483 shares outstanding, actual and as adjusted	--	--	--
Additional paid-in capital	5,318
Retained earnings	8,951
Accumulated other comprehensive income	(1,911)

Total SVB stockholders’ equity	$ 16,004	$	$
Noncontrolling interests	291
Total equity	$ 16,295	$	$

Total capitalization	$ 21,665	$	$

(1)

Assumes that the underwriters do not exercise their option to purchase up to 1,500,000 additional Depositary Shares from us in this offering and up to $187,500,000 of common stock in the Concurrent Common Stock Offering.

(2)	Notes shown at carrying value.
(3)	Presented net of issuance costs.

DESCRIPTION OF THE MANDATORY CONVERTIBLE PREFERRED STOCK

The following is a summary of certain terms of our     % Series F Mandatory Convertible Preferred Stock, par value $0.001 per share, which we refer to in this prospectus supplement as our Mandatory Convertible Preferred Stock, but is not necessarily complete. The following summary supplements and, to the extent that it is inconsistent, replaces, the description of our preferred stock in the accompanying prospectus.

A copy of our amended and restated certificate of incorporation, as well as the certificate of designations for the Mandatory Convertible Preferred Stock and the form of Mandatory Convertible Preferred Stock share certificate, are available upon request from us at the address set forth under “Where You Can Find More Information.” The following summary of the terms of the Mandatory Convertible Preferred Stock is subject to, and qualified in its entirety by reference to, the provisions of such documents.

The depositary will initially be the sole holder of our Mandatory Convertible Preferred Stock. However, the holders of Depositary Shares will be entitled, through the depositary, to exercise the rights, preferences, privileges and voting powers of the holders of our Mandatory Convertible Preferred Stock, subject to the terms of the deposit agreement and as described under “Description of Depositary Shares” below. Each Depositary Share represents a 1/20th interest in a share of our Mandatory Convertible Preferred Stock.

As used in this section, the terms “us,” “we” or “our” refer to SVB Financial Group and not any of its subsidiaries.

General

Under our amended and restated certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 20,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, with such voting powers (if any), designation, powers, preferences, and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. As of December 31, 2022, we had 383,500 outstanding shares of preferred stock consisting of (a) 350,000 shares of our 5.25% Non-Cumulative Perpetual Series A Preferred Stock (“Series A Preferred Stock”) with an aggregate liquidation preference of $350,000,000; (b) 7,500 shares of our 4.10% Non-Cumulative Perpetual Series B Preferred Stock (“Series B Preferred Stock”) with an aggregate liquidation preference of $750,000,000; (c) 10,000 shares of our 4.00% Non-Cumulative Perpetual Series C Preferred Stock (“Series C Preferred Stock”) with an aggregate liquidation preference of $1,000,000,000; (d) 10,000 shares of our 4.25% Non-Cumulative Perpetual Series D Preferred Stock (“Series D Preferred Stock”) with an aggregate liquidation preference of $1,000,000,000; and (e) 6,000 shares of our 4.70% Non-Cumulative Perpetual Series E Preferred Stock (“Series E Preferred Stock”) with an aggregate liquidation preference of $600,000,000. At the consummation of this offering, we will issue 500,000 shares of Mandatory Convertible Preferred Stock in the form of 10,000,000 Depositary Shares. In addition, we have granted the underwriters an option to purchase up to 1,500,000 additional Depositary Shares representing 75,000 shares of our Mandatory Convertible Preferred Stock, in accordance with the procedures set forth under “Underwriting.”

When issued, the Mandatory Convertible Preferred Stock and any common stock issued upon the conversion of the Mandatory Convertible Preferred Stock will be fully paid and nonassessable. The holders of the Mandatory Convertible Preferred Stock will have no preemptive or preferential rights to purchase or subscribe to stock, obligations, warrants or other securities of ours of any class. American Stock Transfer & Trust Company, LLC is the transfer agent and registrar of our common stock and will serve as transfer agent, registrar, conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.

We do not intend to list our Mandatory Convertible Preferred Stock on any securities exchange or any automated dealer quotation system.

We use the term “common stock” in this prospectus supplement to refer to our common stock, par value $0.001 per share.

Ranking

The Mandatory Convertible Preferred Stock, with respect to dividend rights and/or rights upon our liquidation, winding-up or dissolution, as applicable, ranks:

•

senior to (i) our common stock and (ii) each other class or series of capital stock issued after the initial issue date the terms of which do not expressly provide that such capital stock ranks either (x) senior to the Mandatory Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution or (y) on a parity with the Mandatory Convertible Preferred Stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior stock”);

•

on a parity with (i) any class or series of capital stock issued after the initial issue date the terms of which expressly provide that such capital stock will rank on a parity with the Mandatory Convertible Preferred Stock as to dividend rights and rights upon our liquidation, winding-up or dissolution and (ii) our Series A Preferred Stock, our Series B Preferred Stock, our Series C Preferred Stock, our Series D Preferred Stock and our Series E Preferred Stock (which we refer to clauses (i) and (ii) collectively as “parity stock”);

•

junior to each class or series of capital stock issued after the initial issue date the terms of which expressly provide that such capital stock will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”); and

•	junior to our existing and future indebtedness.

In addition, the Mandatory Convertible Preferred Stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

As of December 31, 2022, our liabilities, on a consolidated basis, totaled approximately $195.5 billion. Further, we had 383,500 outstanding shares of preferred stock consisting of (a) 350,000 shares of Series A Preferred Stock with an aggregate liquidation preference of $350,000,000; (b) 7,500 shares of Series B Preferred Stock with an aggregate liquidation preference of $750,000,000; (c) 10,000 shares of Series C Preferred Stock with an aggregate liquidation preference of $1,000,000,000; (d) 10,000 shares of Series D Preferred Stock with an aggregate liquidation preference of $1,000,000,000; and (e) 6,000 shares of Series E Preferred Stock with an aggregate liquidation preference of $600,000,000.

Dividends

Subject to the rights of holders of any class of capital stock ranking senior to the Mandatory Convertible Preferred Stock with respect to dividends, holders of shares of Mandatory Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of funds legally available for payment, cumulative dividends at the rate per annum of     % on the liquidation preference of $1,000 per share of Mandatory Convertible Preferred Stock (equivalent to $             per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by our board of directors in its sole discretion (subject to the limitations described below). See “—Method of Payment of Dividends.” Declared dividends on the Mandatory Convertible Preferred Stock will be payable quarterly on February 15, May 15, August 15 and November 15 of

each year to, and including, February 15, 2026, commencing on, and including, May 15, 2023 (each, a “dividend payment date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the initial issue date of the Mandatory Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Declared dividends will be payable on the relevant dividend payment date to holders of record as they appear on our stock register at 5:00 p.m., New York City time, on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding the relevant dividend payment date (each, a “record date”), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates will apply regardless of whether a particular record date is a business day. A “business day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

A full dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on, and include, the initial issue date of our Mandatory Convertible Preferred Stock and will end on, and exclude, the May 15, 2023 dividend payment date. The amount of dividends payable on each share of Mandatory Convertible Preferred Stock for each full dividend period (after the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the Mandatory Convertible Preferred Stock for the initial dividend period and any partial dividend period will be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the Mandatory Convertible Preferred Stock for the first dividend period, assuming the initial issue date is March        , 2023, will be approximately $            per share (based on the annual dividend rate of    % and a liquidation preference of $1,000 per share) and will be payable, when, as and if declared, on May 15, 2023. The dividend on the Mandatory Convertible Preferred Stock for each subsequent full dividend period, when, as and if declared, will be approximately $            per share (based on the annual dividend rate of     % and a liquidation preference of $1,000 per share). Accumulated dividends will not bear interest if they are paid subsequent to the applicable dividend payment date.

No dividend will be declared or paid upon, or any sum or number of shares of common stock set apart for the payment of dividends upon, any outstanding share of the Mandatory Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock have been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.

Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the Mandatory Convertible Preferred Stock, may be limited by the terms of any future indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law. See “Risk Factors—Risks Related to this Offering and Ownership of the Depositary Shares and the Mandatory Convertible Preferred Stock—Our ability to pay dividends on our Mandatory Convertible Preferred Stock may be limited.”

So long as any share of Mandatory Convertible Preferred Stock remains outstanding, unless full accumulated dividends on all outstanding shares of Mandatory Convertible Preferred Stock through and including the most recently completed dividend period have been paid or declared and a sum sufficient for the payment thereof has been set aside for payment, (i) no dividend may be declared or paid or set aside for payment, and no distribution may be made, on any junior stock, (ii) no monies may be paid or made available for a sinking fund for the redemption or retirement of junior stock (a “junior stock sinking fund payment”), and (iii) no shares of junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, other than:

•

any junior stock sinking fund payment, or any purchase, redemption or other acquisition of shares of junior stock, as a result of (x) a reclassification of junior stock for or into other junior stock, (y) the exchange or conversion of one share of junior stock for or into another share of junior stock or (z) the purchase of fractional interests in shares of junior stock under the conversion or exchange provisions of junior stock or the security being converted or exchanged;

•

any junior stock sinking fund payment, or any purchase, redemption or other acquisition of shares of junior stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock;

•

repurchases, redemptions or other acquisitions of shares of junior stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (2) a dividend reinvestment or stockholder stock purchase plan;

•

any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan; or

•

any dividend paid on junior stock in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or is other junior stock.

However, the foregoing will not restrict the ability of us or any of our affiliates to engage in any market-making transactions or purchases in connection with the distribution of securities in the ordinary course of business. “Accumulated dividends” means, with respect to the Mandatory Convertible Preferred Stock, an amount computed at the annual dividend rate for Mandatory Convertible Preferred Stock from, as to each share, the initial issue date to and including the date to which such dividends are to be accumulated (whether or not such dividends have been declared), less the aggregate amount of all dividends previously paid on such share.

If our board (or a duly authorized committee of the board) elects to declare only partial instead of full dividends for a dividend payment date and related dividend period on the shares of Mandatory Convertible Preferred Stock or any class or series of our stock that ranks on a parity with Mandatory Convertible Preferred Stock (including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock) in the payment of dividends (“dividend parity stock”), then, to the extent permitted by the terms of the Mandatory Convertible Preferred Stock and each outstanding series of dividend parity stock, such partial dividends shall be declared on shares of the Mandatory Convertible Preferred Stock and dividend parity stock, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period, in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used in this paragraph, “full dividends” means, as to the Mandatory Convertible Preferred Stock and any dividend parity stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring the

Mandatory Convertible Preferred Stock and such dividend parity stock current in dividends, including undeclared dividends for past dividend periods (that is, for the Mandatory Convertible Preferred Stock, full accumulated dividends). To the extent a dividend period with respect to the Mandatory Convertible Preferred Stock or any series of dividend parity stock (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), then, for purposes of this paragraph, our board (or a duly authorized committee of the board) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any dividend parity stock and dividend period(s) with respect to the Mandatory Convertible Preferred Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such dividend parity stock and the Mandatory Convertible Preferred Stock.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by our board (or a duly authorized committee of the board) may be declared and paid on any common stock or other junior stock from time to time out of any funds legally available therefor, and the shares of Mandatory Convertible Preferred Stock shall not be entitled to participate in any such dividend.

For the avoidance of doubt, the provisions described in this section will not prohibit or restrict the payment or other acquisition for value of any debt securities that are convertible into, or exchangeable for, any junior stock.

If an applicable withholding agent is required to withhold on distributions of common stock to a holder (see “Material U.S. Federal Income Tax Considerations”) and pay the applicable withholding taxes, we may, at our option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such holder.

Method of Payment of Dividends

Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the Mandatory Convertible Preferred Stock (whether or not for a current dividend period or any prior dividend period), as determined by our board of directors in its sole discretion:

•	by paying cash;

•	by delivering shares of our common stock; or

•	through any combination of paying cash and delivering shares of our common stock.

We will make each payment of a declared dividend on the Mandatory Convertible Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the Mandatory Convertible Preferred Stock notice of any such election, and the portion of such payment that will be made in cash and the portion that will be made in common stock, on the earlier of the date we declare such dividend and the tenth scheduled trading day (as defined below) immediately preceding the dividend payment date for such dividend.

If we elect to make any payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the average VWAP per share (as defined below) of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the applicable dividend payment date (the “five-day average price”), multiplied by 97%.

No fractional shares of common stock will be delivered to the holders of the Mandatory Convertible Preferred Stock in respect of dividends. We will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock based on the five-day average price.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of common stock issued as payment of a dividend, including dividends paid in connection with a conversion, we will, to the extent such a registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares are freely tradable without registration by holders thereof that are not, and have not been within the three months preceding, “affiliates” of ours for purposes of the Securities Act. To the extent applicable, we will also use our commercially reasonable efforts to have the shares of common stock qualified or registered under applicable state securities laws, if required, and approved for listing on The Nasdaq Global Select Market (or if our common stock is not listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed).

Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend exceed a number equal to the amount of such declared dividend as to which we have elected to deliver shares of our common stock in lieu of paying cash divided by $            , which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as set forth below under “—Anti-dilution Adjustments” (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend as to which we have elected to deliver shares of our common stock in lieu of paying cash exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and 97% of the five-day average price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

No Redemption

We may not redeem the Mandatory Convertible Preferred Stock. However, subject to any regulatory restrictions, at our option, we may purchase the Mandatory Convertible Preferred Stock or Depositary Shares from time to time in the open market, by tender offer, exchange offer or otherwise.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Mandatory Convertible Preferred Stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of the Mandatory Convertible Preferred Stock (the “liquidation preference”), plus an amount equal to accumulated and unpaid dividends on the shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets available for distribution to our stockholders, after satisfaction of liabilities to our creditors and holders of any senior stock and before any payment or distribution is made to holders of junior stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference, plus an amount equal to accumulated and unpaid dividends of the Mandatory Convertible Preferred Stock and all parity stock are not paid in full (or an amount equal to any declared but unpaid dividends in the case of any holder of stock on which dividends accrue on a noncumulative basis), the holders of the Mandatory Convertible Preferred Stock and any parity stock will share equally and ratably in any distribution of our assets in proportion to the respective liquidation preferences and amounts equal to accumulated and unpaid dividends to which they are entitled (or an amount equal to any declared but unpaid dividends in the case of any holder of stock on which dividends accrue on a noncumulative basis). After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled (or an amount equal to any declared but unpaid dividends in the case of any holder of stock on which dividends accrue on a noncumulative basis), the holders of the Mandatory Convertible Preferred Stock will have no right or claim to any of our remaining assets.

Neither the sale of all or substantially all of our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The certificate of designations for our Mandatory Convertible Preferred Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Mandatory Convertible Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

Except as indicated below or otherwise required by law, the holders of the Mandatory Convertible Preferred Stock will not have any voting rights, except as specifically required by Delaware law.

Right to Elect Two Directors on Nonpayment of Dividends. Whenever dividends on any shares of the Mandatory Convertible Preferred Stock, or any other voting preferred stock (as defined below), shall have not been declared and paid for six full quarterly dividend periods, in the case of the Mandatory Convertible Preferred Stock, or the equivalent thereof, in the case of any other series of voting preferred stock, as applicable, whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares, voting together as a class with holders of any and all other series of voting preferred stock then outstanding, will be entitled to vote for the election of a total of two additional members of our board of directors (the “preferred stock directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of The Nasdaq Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors and provided further that our board of directors shall at no time include more than two preferred stock directors. In that event, the number of directors on our board of directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Mandatory Convertible Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the shares of the Mandatory Convertible Preferred Stock and any such other series of voting preferred stock for at least four consecutive quarterly dividend periods, in the case of the Mandatory Convertible Preferred Stock, or the equivalent thereof, in the case of any other series of voting preferred stock, as applicable, following the nonpayment shall have been fully paid. “Voting preferred stock” means any other class or series of our preferred stock ranking equally with the Mandatory Convertible Preferred Stock as to dividends (whether cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Company and upon which like voting rights have been conferred and are exercisable. As of the date of this prospectus supplement, the voting preferred stock includes our Series A Preferred Stock, of which 350,000 shares are currently outstanding, our Series B Preferred Stock, of which 7,500 shares are currently outstanding, our Series C Preferred Stock, of which 10,000 shares are currently outstanding, our Series D Preferred Stock, of which 10,000 shares are currently outstanding and our Series E Preferred Stock, of which 6,000 shares are currently outstanding. Whether a plurality, majority or other portion of the shares of Mandatory Convertible Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the stated amounts of the shares voted (that is, the stated amount of any preference upon liquidation, dissolution or winding up, without regard to any unpaid dividends that may also be included in the liquidation preference with respect to such shares).

If and when dividends for at least two consecutive semi-annual or four consecutive quarterly dividend periods, as applicable, following a nonpayment have been paid in full on the Mandatory Convertible Preferred Stock and any other class or series of voting preferred stock, the holders of the Mandatory Convertible Preferred Stock and all other holders of voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment), the term of office of each preferred stock director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. In determining whether dividends have been paid for at least two consecutive semi-annual or four consecutive quarterly dividend periods, as applicable, following a nonpayment, we may take account of any dividend we elect to pay for any dividend period after the regular dividend payment date for that period has passed. Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Mandatory Convertible Preferred Stock together with all series of voting preferred stock then outstanding (voting together as a single class) to the extent such holders have the voting rights described above. So long as a nonpayment shall continue, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Mandatory Convertible Preferred Stock and all voting preferred stock when they have the voting rights described above (voting together as a single class); provided that the filling of any such vacancy shall not cause us to violate the corporate governance requirement of The Nasdaq Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a preferred stock director may be taken only at a special meeting called at the request of the holders of record of at least 20% of the Mandatory Convertible Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The preferred stock directors shall each be entitled to one vote per director on any matter.

So long as any shares of Mandatory Convertible Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Mandatory Convertible Preferred Stock given in person or by proxy, either in writing or at a meeting:

•	authorize or create, or increase the authorized amount of, any senior stock; or

•

amend, alter or repeal the provisions of our amended and restated certificate of incorporation or the certificate of designations for the shares of Mandatory Convertible Preferred Stock so as to materially and adversely affect the rights, preferences, privileges or voting powers of the shares of Mandatory Convertible Preferred Stock; or

•

consummate a binding share exchange or reclassification involving the shares of Mandatory Convertible Preferred Stock or a merger or consolidation of us with another entity, unless either (i) the shares of Mandatory Convertible Preferred Stock remain outstanding and have rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders thereof in any material respect than the rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock immediately prior to such consummation, taken as a whole, or (ii) in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, the shares of Mandatory Convertible Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and such preference securities have rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders thereof in any material respect than the rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, (2) any increase in the authorized or issued shares of Mandatory Convertible Preferred Stock, (3) the creation and issuance, or an increase in the authorized or issued amount, of any series of junior stock or any other series of parity stock and (4) the application of the provisions described below under the caption “—Recapitalizations, Reclassifications and Changes in our Common Stock,” will in each case be deemed not to materially and adversely affect the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock and shall not require the affirmative vote or consent of holders of the Mandatory Convertible Preferred Stock.

Without the consent of the holders of the Mandatory Convertible Preferred Stock, we may amend, alter, supplement, or repeal any terms of the Mandatory Convertible Preferred Stock by amending or supplementing our amended and restated certificate of incorporation, the certificate of designations or any certificate representing the Mandatory Convertible Preferred Stock for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

•

to make any provision with respect to matters or questions relating to the Mandatory Convertible Preferred Stock that is not inconsistent with the provisions of the certificate of designations for the Mandatory Convertible Preferred Stock and that does not materially and adversely affect the rights of any holder of the Mandatory Convertible Preferred Stock; or

•	to make any other change that does not materially and adversely affect the rights of any holder of the Mandatory Convertible Preferred Stock (other than any holder that consents to such change).

In addition, without the consent of the holders of the Mandatory Convertible Preferred Stock, we may amend, alter, supplement or repeal any terms of the Mandatory Convertible Preferred Stock to (x) conform the terms of the Mandatory Convertible Preferred Stock to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of the Mandatory Convertible Preferred Stock” section of the preliminary prospectus supplement for the Mandatory Convertible Preferred Stock, as further supplemented and/ or amended by the related pricing term sheet or (y) file a certificate of correction with respect to the certificate of designations for the Mandatory Convertible Preferred Stock to the extent permitted by Section 103(f) of the Delaware General Corporation Law.

Under the regulations of the Federal Reserve implementing the Bank Holding Company Act (the “BHC Act”), if any holder of any series of preferred stock (including the Mandatory Convertible Preferred Stock) is or becomes entitled to vote for the election of directors, such series will be deemed a class of voting securities and a company holding 25% or more of the series, or such lower amount of the Mandatory Convertible Preferred Stocks as may be deemed, when coupled with other factors, to constitute a “controlling influence” over the issuer, will be subject to regulation as a bank holding company under the BHC Act. In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the approval of the Federal Reserve under the BHC Act to acquire or maintain more than 5% of that series. Any other person (other than the bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or maintain 10% or more of that series.

Mandatory Conversion

Each outstanding share of the Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert on the mandatory conversion date, into a number of shares of common stock equal to the conversion rate described below. If we declare a dividend for the dividend period ending on February 15, 2026, we will pay such dividend to the holders of record as of February 1, 2026, as described above under “—Dividends.” If on or prior to February 1, 2026 we have not declared all or any portion of all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock through February 15, 2026, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”), divided by the greater of (i) the floor price and (ii) 97% of the five-day average price (calculated as if the applicable dividend payment date were February 15, 2026). To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of such five-day average price, we will, if we are legally able to do so, pay such excess amount in cash pro rata to the holders of the Mandatory Convertible Preferred Stock.

The conversion rate, which is the number of shares of common stock issuable upon conversion of each share of Mandatory Convertible Preferred Stock on the mandatory conversion date (excluding any shares of our common stock issued in respect of accumulated but unpaid dividends, if any), will be as follows:

•

if the applicable market value of our common stock is greater than the “threshold appreciation price,” then the conversion rate will be                shares of common stock per share of Mandatory Convertible Preferred Stock (the “minimum conversion rate”), which is approximately equal to $1,000 divided by the threshold appreciation price;

•

if the applicable market value of our common stock is less than or equal to the threshold appreciation price but equal to or greater than the “initial price,” then the conversion rate will be equal to $1,000 divided by the applicable market value of our common stock, rounded to the nearest ten-thousandth of a share, which will be between                and                shares of common stock per share of Mandatory Convertible Preferred Stock; or

•

if the applicable market value of our common stock is less than the initial price, then the conversion rate will be            shares of common stock per share of Mandatory Convertible Preferred Stock (the “maximum conversion rate”), which is approximately equal to $1,000 divided by the initial price.

The “initial price” equals $1,000, divided by the maximum conversion rate, rounded to the nearest $0.0001, and is initially approximately equal to the per share public offering price of our common stock in the Concurrent Common Stock Offering (or, if the Concurrent Common Stock Offering does not price, the closing price of our common stock on March        , 2023).

The “threshold appreciation price” equals $1,000, divided by the minimum conversion rate, rounded to the nearest $0.0001, and represents an approximately    % appreciation over the initial price.

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.” The fixed conversion rates and the applicable market value are each subject to adjustment as described under “—Anti-dilution Adjustments” below.

Hypothetical Conversion Values Upon Mandatory Conversion

For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of our Mandatory Convertible Preferred Stock would receive upon mandatory conversion of one share of Mandatory Convertible Preferred Stock at various applicable market values for our common stock. The table assumes that there will be no conversion rate adjustments as described below under “—Anti-dilution Adjustments” and that dividends on the shares of Mandatory Convertible Preferred Stock will be declared and paid in cash. The actual applicable market value of shares of our common stock may differ from those set forth in the table below. Given an initial price of $            and a threshold appreciation price of $                , a holder of our Mandatory Convertible Preferred Stock would receive on the mandatory conversion date the number of shares of our common stock per share of our Mandatory Convertible Preferred Stock set forth below:

Applicable Market Value of our Common Stock	Number of Shares of our Common Stock to Be Received Upon Conversion	Conversion Value (Applicable Market Value Multiplied by the Number of Shares of our Common Stock to Be Received Upon Conversion)
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$

Accordingly, if the applicable market value of our common stock is greater than the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the Mandatory Convertible Preferred Stock will be greater than the $1,000 liquidation preference of the share of the Mandatory Convertible Preferred Stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value for our common stock is greater than or equal to the initial price and less than or equal to the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the Mandatory Convertible Preferred Stock will be equal to the $1,000 liquidation preference of the share of the Mandatory Convertible Preferred Stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value of our common stock is less than the initial price, the aggregate market value of our common stock delivered upon conversion of each share of the Mandatory Convertible Preferred Stock will be less than the $1,000 liquidation preference of the share of the Mandatory Convertible Preferred Stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock.

Definitions

“Applicable market value” means the average VWAP per share of our common stock over the final averaging period.

“Final averaging period” means the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding February 15, 2026.

“Mandatory conversion date” means the second business day immediately following the last trading day of the final averaging period. The “mandatory conversion date” is expected to be February 17, 2026.

“Market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

A “scheduled trading day” is any day that is scheduled to be a trading day.

“Trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The Nasdaq Global Select Market or, if our common stock is not then listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“VWAP” per share of our common stock on any trading day means the per share volume-weighted average price as displayed on Bloomberg page “SIVB <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, “VWAP” means the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The “average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each trading day in such period.

Conversion at the Option of the Holder

Other than during a fundamental change conversion period (as defined below under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), holders of the Mandatory Convertible Preferred Stock have the right to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), at any time prior to February 15, 2026, into shares of our common stock at the minimum conversion rate, subject to adjustment as described under “—Anti-dilution Adjustments” below.

If as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on or prior to the dividend payment date immediately preceding such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average VWAP per share of our common stock over the 20 consecutive trading day period ending on, and including, the second trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Except as described in the immediately preceding paragraph, upon any optional conversion of any shares of the Mandatory Convertible Preferred Stock pursuant to this “—Conversion at the Option of the Holder” section, we will make no payment or allowance for unpaid dividends on such shares of the Mandatory Convertible Preferred Stock, unless such early conversion date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted shares as of such record date, as described under “—Dividends.”

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount

General

If a fundamental change (as defined below) occurs on or prior to February 15, 2026, holders of the Mandatory Convertible Preferred Stock will have the right (the “fundamental change early conversion right”) to: (i) convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), into shares of common stock at the fundamental change conversion rate described below; (ii) with respect to such converted shares, receive an amount equal to the present value, calculated using a discount rate of    % per annum, of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change, including for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding the effective date to, but excluding, the effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods to February 15, 2026 and for the partial dividend period from, and including, the effective date to, but excluding, the next dividend payment date (the “fundamental change dividend make-whole amount”); and (iii) with respect to such converted shares, to the extent that, as of the effective date of the fundamental change, there is any accumulated dividend amount, receive payment of the accumulated dividend amount (clauses (ii) and (iii), together, the “make-whole dividend amount”), in the case of clauses (ii) and (iii), subject to our right to deliver shares of our common stock in lieu of all or part of such amounts as described under “—Make-whole Dividend Amount” below; provided that, if the effective date or the conversion date falls after the record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, as described under “—Dividends,” such dividend will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend.

To exercise the fundamental change early conversion right, holders must submit their shares of the Mandatory Convertible Preferred Stock for conversion at any time during the period (the “fundamental change conversion period”) beginning on, and including, the effective date of such fundamental change (the “effective date”) and ending at 5:00 p.m., New York City time, on the date that is the earlier of (a) 20 calendar days after the effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change) and (b) February 15, 2026. For the avoidance of doubt, the fundamental change conversion period may not end on a date that is later than February 15, 2026. Holders of Mandatory Convertible Preferred Stock who submit their shares for conversion during the fundamental change conversion period will have such shares converted at the conversion rate specified in the table below (the “fundamental change conversion rate”) and will be entitled to receive the make-whole dividend amount. Holders of Mandatory Convertible Preferred Stock who do not submit their shares for conversion during the fundamental change conversion period will not be entitled to convert their shares of Mandatory Convertible Preferred Stock at the fundamental change conversion rate or to receive the make-whole dividend amount.

We will notify holders of the effective date of a fundamental change no later than the second business day following such effective date.

A “fundamental change” will be deemed to have occurred at the time any of the following occurs after the initial issue date of the Mandatory Convertible Preferred Stock:

(1)

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit or incentive plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such “person” or “group” has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock or we otherwise become aware of such beneficial ownership;

(2)

the consummation of (A) any recapitalization, reclassification or change of our common stock (other than a change only in par value or changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, or would represent solely the right to receive, stock, other securities, other property or assets (including cash); (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into, will be exchanged for, or will represent solely the right to receive, stock, other securities, other property or assets (including cash); or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; or

(3)

our common stock (or other common stock comprising all or part of the exchange property) ceases to be listed on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).

A transaction or transactions described in clause (1) or clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by all of our common stockholders, excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Mandatory Convertible Preferred Stock becomes convertible into or exchangeable for such consideration, excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights.

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related fundamental change conversion period (or, if none, on the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

Fundamental Change Conversion Rate

The fundamental change conversion rate will be determined by reference to the table below and is based on the effective date of the fundamental change and the price (the “stock price”) paid (or deemed paid) per share of our common stock in such transaction. If all holders of our common stock receive only cash in exchange for their common stock in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date of the relevant fundamental change.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of our Mandatory Convertible Preferred Stock are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the fundamental change conversion rates in the table will be subject to adjustment in the same manner and at the same time as each fixed conversion rate as set forth under “—Anti-dilution Adjustments.”

The following table sets forth the fundamental change conversion rate per share of Mandatory Convertible Preferred Stock for each stock price and effective date set forth below.

Effective Date	Stock Price
	$	$	$	$	$	$	$	$	$	$	$
March , 2023
February 15, 2024
February 15, 2025
February 15, 2026

The exact stock price and effective date may not be set forth in the table, in which case:

•

if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day or 366-day year, as applicable;

•

if the stock price is in excess of $                per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate will be the minimum conversion rate; and

•

if the stock price is less than $                per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate will be the maximum conversion rate.

Make-whole Dividend Amount

For any shares of Mandatory Convertible Preferred Stock that are converted during the fundamental change conversion period, subject to the limitations described below, we may pay the make-whole dividend amount, determined in our sole discretion:

•	by paying cash;

•	by delivering shares of our common stock; or

•	through any combination of paying cash and delivering shares of our common stock.

We will pay the make-whole dividend amount in cash, except to the extent we elect on or prior to the second business day following the effective date of a fundamental change to make all or any portion of such payments by delivering shares of our common stock. If we elect to make any payment of the make-whole dividend amount, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 97% of the stock price.

No fractional shares of common stock will be delivered to the holders of the Mandatory Convertible Preferred Stock in respect of the make-whole dividend amount. We will instead pay a cash adjustment to each converting holder that would otherwise be entitled to a fraction of a share of common stock based on the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.

Notwithstanding the foregoing, with respect to any conversion of Mandatory Convertible Preferred Stock during the fundamental change conversion period, in no event will the number of shares of our common stock that we deliver in lieu of paying all or any portion of the make-whole dividend amount in cash exceed a number equal to the portion of the make-whole dividend amount to be paid by the delivery of common stock, divided by the greater of (i) the floor price and (ii) 97% of the stock price. To the extent that the portion of the make-whole dividend amount as to which we have elected to deliver shares of common stock in lieu of paying cash exceeds the product of the number of shares of common stock delivered in respect of such portion of the make-whole dividend amount and 97% of the stock price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

In addition, if we are prohibited from paying or delivering, as the case may be, the make-whole dividend amount (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, the conversion rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered make-whole dividend amount, divided by the greater of (i) the floor price and (ii) 97% of the stock price. To the extent that the cash amount of the aggregate unpaid and undelivered make-whole dividend amount exceeds the product of such number of additional shares and 97% of the stock price, we will not have any obligation to pay the shortfall in cash.

Not later than the second business day following the effective date of a fundamental change, we will notify holders of:

•	the fundamental change conversion rate;

•

the fundamental change dividend make-whole amount and whether we will pay such amount, or any portion thereof, in shares of our common stock and, if applicable, the portion of such amount that will be paid in common stock; and

•

the accumulated dividend amount and whether we will pay such amount, or any portion thereof, in shares of our common stock and, if applicable, the portion of such amount that will be paid in common stock.

Our obligation to deliver shares at the fundamental change conversion rate and pay the fundamental change dividend make-whole amount could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Procedures

Upon Mandatory Conversion

Any outstanding shares of Mandatory Convertible Preferred Stock will automatically convert into shares of common stock on the mandatory conversion date. The person or persons entitled to receive the shares of common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the mandatory conversion date. Except as provided under “—Anti-dilution Adjustments,” prior to 5:00 p.m., New York City time, on the mandatory conversion date, the shares of common stock issuable upon conversion of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose and holders of the Mandatory Convertible Preferred Stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.

Upon Early Conversion

If a holder elects to convert its shares of Mandatory Convertible Preferred Stock prior to February 15, 2026, in the manner described under “—Conversion at the Option of the Holder” or “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” such holder must observe the conversion procedures set forth below.

If such holder holds a beneficial interest in a global share of Mandatory Convertible Preferred Stock, to convert its shares of Mandatory Convertible Preferred Stock early, such holder must deliver to The Depository Trust Company (“DTC”) the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if such holder’s shares of Mandatory Convertible Preferred Stock are held in certificated form, such holder must comply with certain procedures set forth in the certificate of designations.

The conversion date will be the date on which the converting holder has satisfied the foregoing requirements; provided that, for the avoidance of doubt, in no event may such conversion date occur after February 15, 2026. A holder that early converts its shares of Mandatory Convertible Preferred Stock will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if such holder exercises its early conversion rights, except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of such holder. Shares of common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by the converting holder have been paid in full and will be issued on the later of the second business day immediately succeeding the conversion date and the business day after such holder has paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the shares of common stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m., New York City time, on the applicable conversion date, the shares of common stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose and a holder of shares of the Mandatory Convertible Preferred Stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.

Fractional Shares

No fractional shares of common stock will be issued to holders of our Mandatory Convertible Preferred Stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of our Mandatory Convertible Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the relevant conversion date.

If more than one share of our Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our Mandatory Convertible Preferred Stock so surrendered.

Anti-dilution Adjustments

Each fixed conversion rate will be adjusted if:

(1)

We issue common stock to all or substantially all holders of our common stock as a dividend or other distribution, in which event, each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be multiplied by a fraction:

•

the numerator of which is the sum of (x) the number of shares of our common stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination and (y) the total number of shares of our common stock constituting such dividend or other distribution, and

•	the denominator of which is the number of shares of our common stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination.

Any increase made pursuant to this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of common stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not pay any dividend or make any distribution on shares of common stock held in treasury.

(2)

We issue to all or substantially all holders of our common stock rights or warrants (other than rights or warrants issued pursuant to a stockholder rights plan, customary dividend reinvestment plan or customary share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days after the announcement date of such issuance, to subscribe for or purchase our shares of common stock at less than the “current market price” (as defined below) of our common stock, in which case each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such rights or warrants will be increased by multiplying such fixed conversion rate by a fraction:

•

the numerator of which is the sum of (x) the number of shares of common stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination and (y) the number of shares of our common stock issuable pursuant to such rights or warrants, and

•

the denominator of which shall be the sum of (i) the number of shares of common stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination and (ii) the number of shares of common stock equal to the quotient of the aggregate offering price payable to exercise such rights or warrants, divided by the current market price of our common stock.

Any increase made pursuant to this clause (2) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (2) are not so issued, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to issue such rights or warrants, to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each fixed conversion rate shall be decreased to such fixed conversion rate that would then be in effect had the increase made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase shares of our common stock at less than the current market price, and in determining the aggregate offering price payable to exercise such rights or warrants, there shall be taken into account any consideration received for such rights or warrants and the amount payable upon exercise or conversion thereof, the value of such consideration (if other than cash) to be determined by our board of directors, or an authorized committee thereof. For the purposes of this clause (2), the number of shares of common stock at the time outstanding shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not issue any such rights or warrants in respect of shares of common stock held in treasury.

(3)

We subdivide or combine our common stock, in which event each fixed conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the effective date of such subdivision or combination will be multiplied by a fraction:

•	the numerator of which is the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

•	the denominator of which is the number of shares of our common stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (3) shall become effective immediately after 9:00 a.m., New York City time, on the effective date of such subdivision or combination.

(4)

We distribute to all or substantially all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock (other than rights issued pursuant to a stockholder rights plan so long as such rights have not separated from the common stock), cash or other assets, excluding:

•	any dividend or distribution as to which an adjustment was effected (or would have been effected but for the 1% exception) pursuant to clause (1) above;

•	any rights or warrants as to which an adjustment was effected (or would have been effected but for the 1% exception) pursuant to clause (2) above;

•	any dividend or distribution as to which the provisions set forth in clause (5) below shall apply; and

•	any spin-off to which the provisions set forth below in this clause (4) shall apply,

in which event each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock, and

•	the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, or an authorized committee thereof, on the ex-date of such distribution, of the portion of the evidences of indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets so distributed applicable to one share of our common stock.

Any increase made pursuant to the preceding paragraph will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such distribution described in the preceding paragraph is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared.

In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (herein referred to as a “spin-off’), each fixed conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-date of such distribution will be multiplied by a fraction:

•

the numerator of which is the sum of (i) the current market price of our common stock and (ii) the current market price of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock, and

•	the denominator of which is the current market price of our common stock.

Any increase made pursuant to the preceding paragraph shall be made immediately following the determination of the current market price of our common stock, but shall become retroactively effective immediately after 9:00 a.m., New York City time, on the ex-date of such distribution. In the event that such distribution described in the preceding paragraph is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared. Because we will make any increase to each fixed conversion rate pursuant to the preceding paragraph with retroactive effect, we will delay the settlement of any conversion of Mandatory Convertible Preferred Stock where any date for determining the number of shares of our common stock issuable upon such conversion occurs during the period for determining the current market price pursuant to the preceding paragraph until the second business day immediately following the last trading day of such period.

(5)	We make a dividend or distribution consisting exclusively of cash to all or substantially all holders of our common stock, excluding:

•	any cash that is distributed in exchange for our common stock in a reorganization event (as described below),

•	any dividend or distribution in connection with our liquidation, dissolution or winding up, and

•	any consideration payable as part of a tender or exchange offer covered by clause (6),

in which event, each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock, and

•	the denominator of which is the current market price of our common stock minus the amount per share of our common stock of such dividend or distribution.

Any increase made pursuant to this clause (5) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such dividend or distribution. In the event that any dividend or distribution described in this clause (5) is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate which would then be in effect if such dividend or distribution had not been declared.

(6)

We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common stock where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the current market price of our common stock, in which event each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “expiration date”) will be multiplied by a fraction:

•	the numerator of which shall be equal to the sum of:

(i)

the aggregate cash and fair market value (as determined by our board of directors, or an authorized committee thereof) on the expiration date of any other consideration paid or payable for shares purchased in such tender or exchange offer; and

(ii)	the product of:

1.	the current market price of our common stock; and

2.

the number of shares of our common stock outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer), and

•	the denominator of which shall be equal to the product of:

(i)	the current market price of our common stock; and

(ii)

the number of shares of our common stock outstanding immediately prior to the time such tender or exchange offer expires (without giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer).

Any increase made pursuant to this clause (6) shall be made immediately following the determination of the current market price of our common stock, but shall become retroactively effective immediately after 5:00 p.m., New York City time, on the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversation rate shall be decreased to be such fixed conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). Because we will make any increase to each fixed conversion rate pursuant to this clause (6) with retroactive effect, we will delay the settlement of any conversion of Mandatory Convertible

Preferred Stock where any date for determining the number of shares of our common stock issuable upon such conversion occurs during the period for determining the current market price pursuant to this clause (6) until the second business day immediately following the last trading day of such period.

In cases where (i) the fair market value of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets distributed per share of our common stock as to which clause (4) above applies (except with respect to a spin-off), or (ii) the amount of cash distributed per share of our common stock as to which clause (5) above applies, in each case, equals or exceeds the average VWAP per share of our common stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date of such distribution, rather than being entitled to an adjustment in each fixed conversion rate, holders of the Mandatory Convertible Preferred Stock will be entitled to receive, at the same time and upon the same terms as holders of our common stock and without having to convert their Mandatory Convertible Preferred Stock, the kind and amount of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets, as the case may be, comprising the distribution that such holder would have received if such holder had owned, immediately prior to the record date for determining the holders of our common stock entitled to receive the distribution, for each share of Mandatory Convertible Preferred Stock, a number of shares of our common stock equal to the maximum conversion rate in effect on the date of such distribution.

To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any shares of the Mandatory Convertible Preferred Stock, a converting holder will receive, in addition to our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in the portion of clause (4) above not relating to a spin-off, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow a holder to receive upon conversion, in addition to any shares of our common stock, the rights described therein (unless such rights or warrants have separated from our common stock (in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in the portion of clause (4) above not relating to a spin-off, subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights or warrants that would entitle such holder to an adjustment to the fixed conversion rates.

For the purposes of determining the adjustment to the fixed conversion rate for the purposes of:

•

clause (2), clause (4) in the event of an adjustment not relating to a spin-off and clause (5) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the ten consecutive trading day period ending on, and including, (x) for purposes of clause (2) above, the trading day immediately preceding the announcement date of the relevant issuance and (y) for purposes of clause (4) in the event of an adjustment not relating to a spin-off and clause (5) above, the trading day immediately preceding the ex-date of the relevant distribution;

•

clause (4) above in the event of an adjustment relating to a spin-off, the “current market price” of our common stock, capital stock or similar equity interest, as applicable (in the case of any capital stock or similar equity interest, determined by reference to the definition of “VWAP” as if references therein to our common stock were to such capital stock or similar equity interest), is the average VWAP per share over the first ten consecutive trading days commencing on, and including, the ex-date of such distribution; and

•

clause (6) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the ten consecutive trading day period commencing on, and including, the trading day immediately following the expiration date of the relevant tender or exchange offer.

The term “ex-date,” when used with respect to any issuance, dividend or distribution, means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

In addition, we may make such increases in each fixed conversion rate as we deem advisable if our board of directors, or an authorized committee thereof, determines that such increase would be in our best interest or in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

In the event of a taxable distribution to holders of our common stock that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in our discretion, beneficial owners of the Depositary Shares may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, non-U.S. holders of the Depositary Shares may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Material U.S. Federal Income Tax Considerations.”

If we (or an applicable withholding agent) are required to withhold on constructive distributions to a holder (see “Material U.S. Federal Income Tax Considerations”) and pay the applicable withholding taxes, we may, at our option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such holder.

Adjustments to the fixed conversion rates will be calculated to the nearest 1/10,000th of a share. Prior to the first trading day of the final averaging period, no adjustment to a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed conversion rate. If any adjustment is not required to be made because it would not change the fixed conversion rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that we will make such adjustments, regardless of whether such aggregate adjustments amount to one percent or more of the fixed conversion rates (x) on any early conversion date (including in connection with a fundamental change); (y) on the effective date of any fundamental change; and (z) on each trading day of the final averaging period. We refer to the provisions described in the preceding two sentences as the “1% exception.”

No adjustments to the fixed conversion rates will be made if holders may participate (other than in the case of (x) a share subdivision or share combination or (y) a tender or exchange offer), at the same time, upon the same terms and otherwise on the same basis as holders of our common stock and solely as a result of holding (and without having to convert their) Mandatory Convertible Preferred Stock, in the transaction that would otherwise give rise to such adjustment as if they held, for each share of Mandatory Convertible Preferred Stock, a number of shares of our common stock equal to the maximum conversion rate then in effect.

The fixed conversion rates will not be adjusted except as provided above. Without limiting the foregoing, the fixed conversion rates will not be adjusted:

(a)

upon the issuance of any common stock (or rights with respect thereto) pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

(b)

upon the issuance of any common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit or other incentive plan or program of or assumed by us or any of our subsidiaries;

(c)

upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Mandatory Convertible Preferred Stock were first issued;

(d)	for a change solely in the par value of our common stock;

(e)

for sales of our common stock for cash, including the sale of shares of our common stock for a purchase price that is less than the market price per share of our common stock or less than the threshold appreciation price or the initial price, other than in a transaction described in clause (2) or clause (4) above;

(f)	for stock repurchases that are not tender or exchange offers, including pursuant to structured or derivative transactions;

(g)	as a result of a tender offer solely to holders of fewer than 100 shares of our common stock;

(h)	as a result of a third-party tender or exchange offer, other than a tender or exchange offer by one of our subsidiaries as described in clause (6) above; or

(i)

for accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock, except as described above under “—Mandatory Conversion,” “—Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”

We will, as soon as practicable after the fixed conversion rates are adjusted, provide or cause to be provided written notice of the adjustment to the holders of shares of Mandatory Convertible Preferred Stock. We will also upon written request by a beneficial owner of the Depositary Shares deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

If an adjustment is made to the fixed conversion rates, an inversely proportional adjustment also will be made to the floor price. For the avoidance of doubt, if an adjustment is made to the fixed conversion rates, no separate inversely proportionate adjustment will be made to the initial price or the threshold appreciation price because the initial price is equal to $1,000 divided by the maximum conversion rate (as adjusted in the manner described herein) and the threshold appreciation price is equal to $1,000 divided by the minimum conversion rate (as adjusted in the manner described herein).

Whenever any provision of the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock requires us to calculate the VWAP per share of our common stock over a span of multiple days, our board of directors, or any authorized committee thereof, will make appropriate adjustments (including, without limitation, to the applicable market value, the early conversion average price, the stock price and the five-day average price, as the case may be) to account for any adjustments to the fixed conversion rates that become effective, or any event that would require such an adjustment if the record date, ex-date, effective date or expiration date, as the case may be, of such event occurs, during the relevant period used to calculate such prices or values, as the case may be.

If:

•	the record date for a dividend or distribution on our common stock occurs after the end of the final averaging period and before the mandatory conversion date, and

•

that dividend or distribution would have resulted in an adjustment of the number of shares of our common stock issuable to the holders of Mandatory Convertible Preferred Stock had such record date occurred on or before the last trading day of the final averaging period, then we will deem the holders of Mandatory Convertible Preferred Stock to be holders of record, for each share of Mandatory Convertible Preferred Stock that they hold, of a number of shares of our common stock equal to the conversion rate for purposes of that dividend or distribution. In this case, the holders of the Mandatory Convertible Preferred Stock would receive the dividend or distribution on our common stock together with the number of shares of common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock.

Recapitalizations, Reclassifications and Changes in our Common Stock

In the event of:

•

any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our and our subsidiaries’ consolidated property and assets;

•	any reclassification of our common stock into securities, including securities other than our common stock; or

•	any statutory exchange of our securities with another person or binding share exchange (other than in connection with a merger or consolidation),

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or property (each, a “reorganization event”), each share of Mandatory Convertible Preferred Stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the Mandatory Convertible Preferred Stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Mandatory Convertible Preferred Stock into common stock immediately prior to such reorganization event (such securities, cash and other property, the “exchange property,” with each “unit of exchange property” meaning the kind and amount of exchange property that a holder of one share of common stock is entitled to receive). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock in such reorganization event. We will notify holders of the Mandatory Convertible Preferred Stock of such weighted average as soon as practicable after such determination is made. The number of units of exchange property we will deliver upon conversion of each share of Mandatory Convertible Preferred Stock or as a payment of dividends on the Mandatory Convertible Preferred Stock, as applicable, following the effective date of such reorganization event will be determined as if references to our common stock in the description of the conversion rate applicable upon mandatory conversion, conversion at the option of the holder or conversion at the option of the holder upon a fundamental change and/or the description of the relevant dividend payment provisions, as applicable, were to units of exchange property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date on which holders of the Mandatory Convertible Preferred Stock become holders of record of the underlying exchange property). For the purpose of determining which bullet of the definition of conversion rate will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet of such definition is applicable, the value of a unit of exchange property will be determined in good faith by our board of directors, or an authorized committee thereof, except that if a unit of exchange property includes common stock or American depositary receipts (“ADRs”) that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average over the final averaging period of the volume-weighted average prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by our board of directors, or an authorized committee thereof), or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any reorganization event, provide written notice to the holders of Mandatory Convertible Preferred Stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

Reservation of Shares

We will at all times reserve and keep available out of the authorized and unissued common stock, solely for issuance upon conversion of the Mandatory Convertible Preferred Stock, the maximum number of shares of common stock as shall be issuable from time to time upon the conversion of all the shares of Mandatory Convertible Preferred Stock then outstanding (including, for the avoidance of doubt, the maximum additional conversion amount).

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for the Mandatory Convertible Preferred Stock.

DESCRIPTION OF THE DEPOSITARY SHARES

In this prospectus supplement, references to “holders” of the Depositary Shares mean those who have the Depositary Shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in the Depositary Shares registered in the street name of or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in “Description of the Depositary Shares––Book-Entry, Settlement and Clearance”.

We will deposit the shares of our Mandatory Convertible Preferred Stock, represented by the Depositary Shares offered hereby pursuant to a deposit agreement (the “deposit agreement”) among us, American Stock Transfer & Trust Company, LLC, acting as depositary (the “depositary”), and the holders from time to time of the Depositary Shares.

The following description is a summary of the material provisions of the Depositary Shares and the deposit agreement and does not purport to be complete. The terms of the Depositary Shares include those expressly set forth in the deposit agreement, and this summary is subject to and is qualified by reference to all the provisions of the Depositary Shares and the deposit agreement, including the definitions of certain terms used in the deposit agreement.

You may request a copy of the deposit agreement from us as described under “Where You Can Find More Information.” We urge you to read this document because it, and not this description, defines your rights as a holder of Depositary Shares.

For purposes of this description, references to “we,” “our” and “us” refer only to SVB Financial Group and not to its subsidiaries.

General

Each Depositary Share represents a 1/20th interest in a share of our Mandatory Convertible Preferred Stock and will initially be evidenced by a global security, as defined in and described under “—Book-entry, Settlement and Clearance” in this section. Subject to the terms of the deposit agreement, the Depositary Shares will be entitled to all rights, preferences, privileges and voting powers of our Mandatory Convertible Preferred Stock, as applicable, in proportion to the fraction of a share of our Mandatory Convertible Preferred Stock those Depositary Shares represent.

In this section, references to “holders” of Depositary Shares mean those who have Depositary Shares registered in their own names on the books maintained by the depositary and not indirect holders who will own beneficial interests in Depositary Shares registered in the street name of, or issued in book-entry form through, DTC prior to the mandatory conversion of our Mandatory Convertible Preferred Stock. You should review the special considerations that apply to indirect holders as described under “—Book-entry, Settlement and Clearance” in this section.

We do not intend to list our Depositary Shares on any securities exchange or any automated dealer quotation system.

Conversion

Because each Depositary Share represents a 1/20th interest in a share of our Mandatory Convertible Preferred Stock, a holder of Depositary Shares may elect to convert Depositary Shares only in lots of 20 Depositary Shares, either on an early conversion date at the minimum conversion rate of                shares of our common stock per Depositary Share, subject to adjustment, or during a fundamental change conversion period at the fundamental change conversion rate, as described below. For a description of the terms and conditions on which our Mandatory Convertible Preferred Stock is convertible at the option of holders of Mandatory Convertible Preferred Stock, see the sections entitled “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder” and “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount” in this prospectus supplement.

The following table sets forth the fundamental change conversion rate per Depositary Share, subject to adjustment as described under “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” based on the effective date of the fundamental change and the stock price in the fundamental change:

Effective Date	Stock Price
	$	$	$	$	$	$	$	$	$	$	$
March , 2023
February 15, 2024
February 15, 2025
February 15, 2026

The exact stock price and effective date may not be set forth in the table, in which case:

•

if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate per Depositary Share will be determined by straight-line interpolation between the fundamental change conversion rates per Depositary Share set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day or 366-day year, as applicable;

•

if the stock price is in excess of $                per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate per Depositary Share will be the minimum conversion rate, divided by 20; and

•

if the stock price is less than $                per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate per Depositary Share will be the maximum conversion rate, divided by 20.

On any conversion date for our Mandatory Convertible Preferred Stock, each Depositary Share corresponding to the shares of our Mandatory Convertible Preferred Stock so converted will be entitled to receive 1/20th of the number of shares of our common stock and the amount of any cash received by the depositary upon conversion of each share of our Mandatory Convertible Preferred Stock.

The following table illustrates the conversion rate per Depositary Share, subject to adjustment as described under “Description of the Mandatory Convertible Preferred Stock—Anti-dilution Adjustments” in this prospectus supplement, based on the applicable market value of our common stock:

Applicable Market Value of our Common Stock	Conversion Rate per Depositary Share

Greater than the threshold appreciation price	shares of common stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between and shares of common stock, determined by dividing $50 by the applicable market value

Less than the initial price	shares of common stock

After delivery of our common stock by the transfer agent to the depositary following conversion of our Mandatory Convertible Preferred Stock, the depositary will transfer the proportional number of shares of our common stock to the holders of Depositary Shares by book-entry transfer through DTC or, if the holders’ interests are in certificated depositary receipts, by delivery of common stock certificates for such number of shares of our common stock.

If an applicable withholding agent is required to withhold on distributions of common stock in respect of dividends in arrears or in respect of the net present value of future dividends to a holder (see “Material U.S. Federal Income Tax Considerations”) and pay the applicable withholding taxes, we may, at our option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such holder.

Fractional Shares

No fractional shares of common stock will be issued to holders of our Depositary Shares upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of Depositary Shares of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.

If more than one Depositary Share is surrendered for, or subject to, conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Depositary Shares so surrendered for, or subject to, conversion.

Dividends and Other Distributions

Each dividend paid on a Depositary Share will be in an amount equal to 1/20th of the dividend paid on the related share of our Mandatory Convertible Preferred Stock. So long as our Depositary Shares are held of record by the nominee of DTC, declared cash dividends in respect of our Depositary Shares will be paid to DTC in same-day funds on each dividend payment date. DTC will credit accounts of its participants in accordance with DTC’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of our Depositary Shares in accordance with the instructions of such beneficial owners.

The depositary will deliver any cash or shares of common stock it receives in respect of dividends on our Mandatory Convertible Preferred Stock to the holders of the Depositary Shares in such amounts as are, as nearly as practicable, in proportion to the number of outstanding Depositary Shares held by such holders, on the date of receipt or as soon as practicable thereafter.

The dividend payable on the first dividend payment date, if declared, is expected to be $            per Depositary Share, and the dividend payable on each subsequent dividend payment date, if declared, is expected to be $            per Depositary Share.

Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for our Mandatory Convertible Preferred Stock.

No fractional shares of common stock will be delivered to the holders of our Depositary Shares in respect of dividends. Each holder that would otherwise be entitled to a fraction of a share of common stock will instead be entitled to receive a cash adjustment (computed to the nearest cent) based on the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the applicable dividend payment date.

The amount paid as dividends or otherwise distributable by the depositary with respect to the Depositary Shares or the underlying Mandatory Convertible Preferred Stock will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Depositary Shares or the shares of our Mandatory Convertible Preferred Stock until such taxes or other governmental charges are paid.

No Redemption

We may not redeem our Depositary Shares. However, at our option, we may purchase our Depositary Shares from time to time in the open market, by tender offer, exchange offer or otherwise.

Voting the Mandatory Convertible Preferred Stock

Because each Depositary Share represents a 1/20th interest in a share of the Mandatory Convertible Preferred Stock, holders of depositary receipts will be entitled to 1/20th of a vote per share of Mandatory Convertible Preferred Stock under those circumstances in which holders of the Mandatory Convertible Preferred Stock are entitled to a vote, as described under “Description of the Mandatory Convertible Preferred Stock—Voting Rights” in this prospectus supplement.

When the depositary receives notice of any meeting at which the holders of our Mandatory Convertible Preferred Stock are entitled to vote, the depositary will mail the notice to the record holders of the Depositary Shares relating to the Mandatory Convertible Preferred Stock. Each record holder of Depositary Shares on the record date (which will be the same date as the record date for our Mandatory Convertible Preferred Stock) may instruct the depositary as to how to vote the amount of our Mandatory Convertible Preferred Stock represented by such holder’s Depositary Shares in accordance with these instructions. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such Depositary Shares in accordance with these instructions, and we will take all actions the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the Mandatory Convertible Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing our Mandatory Convertible Preferred Stock.

Modification, Amendment and Termination

Without the consent of the holders of the Depositary Shares, we may amend, alter or supplement the depositary agreement or any certificate representing the Depositary Shares for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

•

to make any provision with respect to matters or questions relating to the Depositary Shares that is not inconsistent with the provisions of the depositary agreement and that does not materially and adversely affect the rights, preferences, privileges or voting powers of any holder of the Depositary Shares;

•	to make any change reasonably necessary, in our reasonable determination, to reflect each Depositary Share’s representation of 1/20th of a share of our Mandatory Convertible Preferred Stock;

•

to make any change reasonably necessary, in our reasonable determination, to comply with the procedures of the depositary and that does not materially and adversely affect the rights, preferences, privileges or voting powers of any holder of the Depositary Shares; or

•

to make any other change that does not materially and adversely affect the rights, preferences, privileges or voting powers of any holder of the Depositary Shares (other than any holder that consents to such change).

In addition, without the consent of the holders of the Depositary Shares, we may amend, alter, supplement or repeal any terms of the Depositary Shares to conform the terms of the Depositary Shares to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of Depositary Shares” section and the “Description of the Mandatory Convertible Preferred Stock” section of the preliminary prospectus supplement for the Mandatory Convertible Preferred Stock and the Depositary Shares, as further supplemented and/or amended by the related pricing term sheet.

With the consent of the record holders of at least a majority of the aggregate number of Depositary Shares then outstanding, the Depositary Shares and any provisions of the deposit agreement may at any time and from time to time be amended, altered or supplemented by agreement between us and the depositary; provided that, without the consent of each record holder of an outstanding Depositary Share affected, no such amendment, alteration or supplement will:

•	reduce the number of Depositary Shares the record holders of which must consent to an amendment, alteration or supplement of the Depositary Shares or the deposit agreement;

•	reduce the amount payable or deliverable in respect of the Depositary Shares or extend the stated time for such payment or delivery;

•

impair the right, subject to certain requirements set forth in the deposit agreement, of any owner of Depositary Shares to surrender any receipt evidencing such Depositary Shares to the depositary with instructions to deliver to it the Mandatory Convertible Preferred Stock and all money and/or other property represented thereby;

•	change the currency in which payments in respect of the Depositary Shares or any receipt evidencing such Depositary Shares is made;

•

impair the right of any record holder of Depositary Shares to receive payments or deliveries on its Depositary Shares on or after the due dates therefor or to institute suit for the enforcement of any such payment or delivery;

•	make any change that materially and adversely affects the conversion rights of any record holder of Depositary Shares; or

•	make any change that materially and adversely affects the voting rights of any record holder of Depositary Shares.

The deposit agreement may be terminated by us or the depositary only if (a) all outstanding Depositary Shares have been cancelled, upon conversion of the Mandatory Convertible Preferred Stock or otherwise, or (b) there has been made a final distribution in respect of the Mandatory Convertible Preferred Stock in connection with any liquidation, dissolution or winding up of us and such distribution shall have been distributed to the record holders of the depositary receipts pursuant to the deposit agreement.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the Mandatory Convertible Preferred Stock. Except as otherwise set forth in this “Description of Depositary Shares” section, holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of Mandatory Convertible Preferred Stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal Rights

A holder of 20 Depositary Shares may withdraw the share of our Mandatory Convertible Preferred Stock corresponding to such Depositary Shares, and any cash or other property represented by such Depositary Shares. A holder who withdraws shares of Mandatory Convertible Preferred Stock (and any such cash or other property) will not be required to pay any taxes or duties relating to the issuance or delivery of such shares of Mandatory Convertible Preferred Stock (and any such cash or other property), except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of such shares of Mandatory Convertible Preferred Stock (and any such cash or other property) in a name other than the name of such holder. Holders of shares of our Mandatory Convertible Preferred Stock will not have the right under the deposit agreement to deposit such shares with the depositary in exchange for Depositary Shares.

Form and Notices

The Mandatory Convertible Preferred Stock will be issued in registered form to the depositary, and the Depositary Shares will be issued in book-entry only form through DTC prior to the conversion of the Mandatory Convertible Preferred Stock, as described under “—Book-entry, Settlement and Clearance” in this section. The depositary will forward to the holders of Depositary Shares all reports, notices and communications from us that are delivered to the depositary and that we are required to furnish to the holders of our Mandatory Convertible Preferred Stock.

Book-entry, Settlement and Clearance

The Global Security

The Depositary Shares will be initially issued in the form of a single registered security in global form (the “global security”). Upon issuance, the global security will be deposited with the depositary as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in the global security will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of the global security with DTC’s custodian, DTC will credit portions of the global security to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in the global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global security).

Beneficial interests in the global security may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Security

All interests in the global security will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of the global security, that nominee will be considered the sole owner or holder of the Depositary Shares represented by the global security for all purposes under the deposit agreement. Except as provided below, owners of beneficial interests in the global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated securities; and

•

will not be considered the owners or holders of the securities under the deposit agreement for any purpose, including with respect to the giving of any direction, instruction or approval to the depositary under the deposit agreement.

As a result, each investor who owns a beneficial interest in the global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the deposit agreement (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of dividends with respect to the Depositary Shares represented by the global security will be made by the depositary to DTC’s nominee as the registered holder of the global security. Neither we nor the depositary will have any responsibility or liability for the payment of amounts to owners of beneficial interests in the global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those beneficial interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in the global security will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Securities

Depositary Shares in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the Depositary Shares only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global security and a successor depositary is not appointed within 90 days; or

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of U.S. federal income tax considerations generally applicable, as of the date hereof, to the ownership and disposition of Depositary Shares, our Mandatory Convertible Preferred Stock, and our common stock into which our Mandatory Convertible Preferred Stock may be converted by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) that acquire Depositary Shares in this offering at the initial offering price. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this summary.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to prospective investors in light of their particular circumstances, and does not deal with taxes other than the federal income tax (such as estate and gift tax or Medicare contribution tax) or with non-U.S., state, local or other tax considerations. Special rules, not discussed here, may apply to certain holders, including: a U.S. expatriate, a financial institution, an insurance company, a tax-exempt entity, a dealer or electing trader in securities that marks its securities to market for tax purposes, a “controlled foreign corporation,” a U.S. shareholder of a “passive foreign investment company” that holds our securities, a corporation that accumulates earnings to avoid U.S. federal income tax, a U.S. Holder who holds Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock through a non-U.S. broker or other non-U.S. intermediary, an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), a person subject to the alternative minimum tax, a person who acquired Depositary Shares as compensation or otherwise in connection with the performance of services, or a person who has acquired Depositary Shares as part of a straddle, conversion transaction or other integrated investment. Such persons should consult their tax advisors to determine the U.S. federal, state, local and non-U.S. tax considerations that may be relevant to them. This summary applies only to beneficial owners of our securities who hold Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock as a capital asset.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock that is for U.S. federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock that is, for U.S. federal income tax purposes, a person (other than a partnership or a government) that is not a U.S. Holder.

In the case of an entity that is classified as a partnership for U.S. federal income tax purposes that holds Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A prospective investor that is a partnership and partners in such a partnership are urged to consult their tax advisors about the U.S. federal income tax considerations relating to the ownership or disposition of Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock.

Each prospective investor is urged to consult its tax advisors concerning the particular U.S. federal, state, local, and non-U.S. income tax considerations and other tax considerations of the ownership and disposition of your Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock.

Taxation of U.S. Holders

Distributions

Distributions of cash or property that we pay in respect of Depositary Shares, our Mandatory Convertible Preferred Stock or common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in gross income by a U.S. Holder upon receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid to non-corporate U.S. Holders (including individuals) are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for non-corporate U.S. Holders (at a maximum tax rate of 20%), provided that the U.S. Holder receiving the dividend satisfies the applicable holding period and other requirements. To the extent any distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in its Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock (determined separately for each share) which will not be subject to tax, and thereafter will be treated as capital gain (and thus treated in the manner described in “—Dispositions” below).

Share Distributions

We may make distributions to holders of our Mandatory Convertible Preferred Stock, including holders of Depositary Shares, that are paid in our common stock. While not free from doubt, these distributions will be treated for U.S. federal income tax purposes as if the U.S. Holder received a distribution of cash in an amount equal to the fair market value of the distributed common stock on the date of the distribution and thus would generally be subject to the rules applicable to cash distributions (as discussed in “—Distributions” above). Accordingly, a U.S. Holder may have a tax liability on account of such distributions in excess of the cash (if any) that is received. A U.S. Holder’s initial tax basis in any common stock received as a distribution on the Mandatory Convertible Preferred Stock (or Depositary Shares) will generally equal the fair market value of the common stock on the date of the distribution, and the holding period for that common stock will begin on the day after the distribution.

Adjustments to the Conversion Rate

The conversion rate of the Mandatory Convertible Preferred Stock will be adjusted in certain circumstances. Adjustments (or failure to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the U.S. Holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Mandatory Convertible Preferred Stock (or Depositary Shares), however, will generally not be considered to result in a deemed distribution to the U.S. Holder. Certain of the possible conversion rate adjustments provided in the terms of the Mandatory Convertible Preferred Stock (including adjustments in respect of taxable dividends paid to holders of common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If adjustments that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits and that do not qualify as being pursuant to a bona fide reasonable adjustment formula are made, U.S. Holders of Mandatory Convertible Preferred Stock (or Depositary Shares) will generally be deemed to have received a distribution even though they have not received any cash or property. Any such deemed distribution will generally be taxable to a U.S. Holder in the same manner as an actual distribution, as described above under “—Distributions.”

Conversion into Common Stock

Except as provided below, a U.S. Holder will generally not recognize gain or loss upon the conversion of the Mandatory Convertible Preferred Stock (or Depositary Shares) into shares of common stock, except that (1) a U.S. Holder’s receipt of cash (if any) in respect of dividends in arrears and possibly accrued and unpaid dividends will be taxable as described under “—Distributions” above, (2) a U.S. Holder’s receipt of common stock (if any) in respect of dividends in arrears and possibly accrued and unpaid dividends will be taxable as described under “—Distributions” above as if the U.S. Holder had received cash in respect of such dividends but only to the extent of the excess of the fair market value, determined as of the date of the conversion, of the common stock received in the conversion over the issue price of the Mandatory Convertible Preferred Stock (or Depositary Shares) surrendered therefor and (3) a U.S. Holder’s receipt of cash in lieu of a fractional share of our common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of our common stock and the holder’s adjusted tax basis in the fractional share of our common stock).

Except as discussed in the next sentence, a U.S. Holder’s initial tax basis in shares of common stock received upon conversion of the Mandatory Convertible Preferred Stock (or Depositary Shares) (and any fractional shares of our common stock treated as received and then exchanged for cash) will equal the basis of the Depositary Shares representing an interest in the converted shares of Mandatory Convertible Preferred Stock and the holding period of such shares of common stock will include the holding period of the Depositary Shares representing an interest in the converted shares of Mandatory Convertible Preferred Stock. Common stock received in payment of dividends in arrears and possibly accrued but unpaid dividends, to the extent taxed as a dividend upon receipt, if any, will have a basis equal to its fair market value on the date of conversion, and a new holding period will commence on the day after the day of receipt.

Upon certain conversions of our Mandatory Convertible Preferred Stock (or Depositary Shares), we may, in respect of any such conversion, pay a holder of our Mandatory Convertible Preferred Stock (or Depositary Shares) common stock and/or cash in respect of the present value of future dividends (as described under “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”). We believe that such cash or common stock should be treated as additional consideration received in the conversion. Under this treatment, (i) to the extent a U.S. Holder realizes gain on the conversion, such gain should be taxable to the extent of any cash received by such U.S. Holder, (ii) any such taxable gain would generally be taxable as a dividend to the extent of our accumulated earnings and profits attributable thereto if the conversion does not result in a meaningful reduction in such U.S. Holder’s equity interest in us (otherwise, such gain would be treated as capital gain), (iii) a U.S. Holder’s basis in the shares of common stock received upon conversion (including the shares of our common stock received in respect of future dividends, but excluding the shares of our common stock in respect of dividends in arrears and possibly accrued and unpaid dividends) should equal its basis in our Mandatory Convertible Preferred Stock, or the Depositary Shares representing an interest in the Mandatory Convertible Preferred Stock being converted, increased by any gain recognized by such U.S. Holder and reduced by any cash received in respect of any future dividends and any basis allocable to any fractional shares of our common stock and (iv) a U.S. Holder’s holding period in any common stock received upon conversion (including the shares of our common stock received in respect of future dividends, but excluding the shares of our common stock in respect of dividends in arrears and possibly accrued and unpaid dividends) should include the holding period of our Mandatory Convertible Preferred Stock, or the Depositary Shares representing an interest in the Mandatory Convertible Preferred Stock being converted. For this purpose, a U.S. Holder should realize gain on the conversion equal to the excess, if any, of the sum of the cash and the fair market value of shares of our common stock received (including the shares of our common stock received in respect of future dividends, but excluding the shares of our common stock in respect of dividends in arrears and possibly accrued and unpaid dividends) over such U.S. Holder’s adjusted tax basis in our Mandatory Convertible Preferred Stock (or Depositary Shares) immediately prior to conversion. A U.S. Holder will not be permitted to recognize any loss realized upon the conversion of our Mandatory Convertible Preferred Stock (or Depositary Shares) into our common stock, except with respect to cash received in lieu of fractional shares.

Dispositions

Upon a sale, exchange or other taxable disposition of its Depositary Shares (other than pursuant to a withdrawal of our Mandatory Convertible Stock in respect of Depositary Shares or conversion of our Mandatory Convertible Preferred Stock into common stock), our Mandatory Convertible Preferred Stock, or our common stock, a U.S. Holder will generally recognize capital gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in its Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held its Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock for more than one year at the time of disposition. A U.S. Holder’s tax basis and holding period in respect of common stock received in the conversion of the Mandatory Convertible Preferred Stock (or Depositary Shares) is discussed above under “—Conversion into Common Stock.” Long-term capital gains of non-corporate U.S. Holders (including individuals) are generally subject to U.S. federal income taxation at a maximum rate of 20%. The deductibility of capital losses is subject to significant limitations under the Code.

Information Reporting and Backup Withholding

An applicable withholding agent will report to U.S. Holders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld unless the U.S. Holder is an exempt recipient (such as a corporation) and, when required, demonstrates this fact. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding with respect to dividends paid or the proceeds of a disposition of Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. Holder’s federal income tax liability, provided the required information is timely furnished to the IRS.

Taxation of Non-U.S. Holders

Distributions

Distributions of cash or property that we pay in respect of our Mandatory Convertible Preferred Stock (or Depositary Shares) or common stock, including any deemed distributions resulting from certain adjustments (or failures to make adjustments) to the number of shares of common stock to be issued on conversion (as described under “—Share Distributions and Adjustments to Conversion Rate” below), will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to Non-U.S. Holders will generally be subject to withholding of U.S. federal income tax at a 30% rate or (subject to the discussion below on Foreign Account Tax Compliance Act withholding) such lower rate as may be specified by an applicable income tax treaty, provided that the withholding agent has received proper certification as to the application of that treaty. To the extent any distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in its Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock (determined separately for each share) which will not be subject to tax, and thereafter will be treated as capital gain (and thus treated in the manner described in “—Dispositions” below).

In order to claim the benefit of an applicable income tax treaty for withholding with respect to dividends, a Non-U.S. Holder must satisfy applicable certification and other requirements prior to the distribution date, such as providing the withholding agent with a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form). Non-U.S. Holders eligible for a reduced rate of or an exemption from U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

To the extent dividends paid are “effectively connected” with a Non-U.S. Holder’s conduct of a trade or business within the United States, such effectively connected dividends will not be subject to 30% withholding provided that certain certification and disclosure requirements are satisfied. Instead, such dividends will be subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a United States person, unless an applicable income tax treaty provides otherwise. In addition, if a Non-U.S. Holder is a corporate Non-U.S. Holder, earnings and profits attributable to such dividends that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Share Distributions and Adjustments to Conversion Rate

We may make distributions to holders of our Mandatory Convertible Preferred Stock, including holders of Depositary Shares, that are paid in common stock. In general, while not free from doubt, distributions paid in common stock will be treated for U.S. federal income tax purposes as if the beneficial owner received a distribution of cash in an amount equal to the fair market value of the distributed common stock on the date of the distribution and thus would generally be subject to the rules applicable to cash distributions (as discussed in “—Distributions” above). Similarly, as discussed above under the heading, “—Taxation of U.S. Holders—Adjustments to the Conversion Rate,” certain adjustments to the conversion rate (or failure to make certain adjustments) can result in deemed distributions to beneficial owners of our Mandatory Convertible Preferred Stock, including beneficial owners of Depositary Shares, which would be treated as discussed in “—Distributions” above. Because distributions paid in common stock and deemed distributions would not give rise to any cash from which any applicable withholding tax could be satisfied, an applicable withholding agent might set off the U.S. federal tax on any such dividend from any cash, common stock, or sales proceeds otherwise payable to a Non-U.S. Holder (or other assets of the Non-U.S. Holder held by such withholding agent).

Conversion into Common Stock

Except as provided in the next paragraph, a Non-U.S. Holder will not recognize gain or loss in respect of the receipt of common stock upon the conversion of the Mandatory Convertible Preferred Stock (or Depositary Shares), except that (1) any cash received that is attributable to dividends in arrears and possibly accrued and unpaid dividends, if any, would be treated in the manner described above under “—Distributions,” (2) any common stock received in respect of dividends in arrears and possibly accrued and unpaid dividends, if any, would be treated in the manner described above under “—Distributions” and “—Share Distributions and Adjustments to Conversion Rate” as if the Non-U.S. Holder had received cash in respect of such dividends, but only to the extent of the excess of the fair market value, determined as of the date of the conversion, of the common stock received in the conversion over the basis of the Mandatory Convertible Preferred Stock (or Depositary Shares) surrendered therefor and (3) the receipt of cash in lieu of a fractional share of our common stock will generally result in gain or loss (measured by the difference between the cash received in lieu of the fractional share of our common stock and the Non-U.S. Holder’s adjusted tax basis in the fractional share of our common stock) and be treated as described below under “—Dispositions.”

Upon certain conversions of our Mandatory Convertible Preferred Stock (or Depositary Shares), we may, in respect of any such conversion, pay a holder of Depositary Shares (or Mandatory Convertible Preferred Stock) common stock and/or cash in respect of the present value of future dividends (as described under “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”). As described above under the heading “—Taxation of U.S. Holders—Conversion into Common Stock,” we believe that any such cash or shares of our common stock should be treated as additional consideration received in the conversion. Nevertheless, it is possible that an applicable withholding agent may disagree and may treat any such payment as a dividend that is subject to U.S. federal withholding tax at a 30% rate as described above under “—Distributions” unless (1) the Non-U.S. Holder qualifies for an exception or a reduction of this rate under an applicable income tax treaty or (2) such dividend is effectively connected income and an appropriate certification is provided. If any such cash is treated as additional consideration, gain, if any, may be recognized to the extent of any cash received (but would only be taxable as discussed below under “—Dispositions”).

Dispositions

A Non-U.S. Holder will generally not be subject to U.S. federal income tax with respect to gain realized on the sale or other taxable disposition of its Depositary Shares, our Mandatory Convertible Preferred Stock, or common stock, unless:

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or other taxable disposition, and certain other conditions are met;

•

the gain is “effectively connected” with such Non-U.S. Holder’s conduct of a trade or business within the United States, and, under an applicable treaty, the gain is attributable to a permanent establishment that such Non-U.S. Holder maintains in the United States; or

•

(a) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of such sale, exchange, or other taxable disposition or such Non-U.S. Holder’s holding period for our Mandatory Convertible Preferred Stock (including through holding Depositary Shares) or our common stock and (b) certain other conditions exist.

We believe that we have not been and are not, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

To the extent that gain recognized is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business and, if required by an income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, such gain will be subject to U.S. federal income tax on a net basis at regular graduated rates in the same manner as if such Non-U.S. Holder were a United States person. In addition, if a Non-U.S. Holder is a corporate Non-U.S. Holder, earnings and profits attributable to such gain that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified in an applicable income tax treaty.

To the extent any gain is recognized by a Non-U.S. Holder described in the first bullet above, such gain (net of certain U.S.-source losses) will be subject to U.S. federal income tax at a rate of 30% (or lower applicable income tax treaty rate).

Non-U.S. Holders are urged to consult their tax advisors as to the consequences of any sale, exchange, or other taxable disposition of their Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock.

Foreign Account Tax Compliance Act

Withholding at a rate of 30% will generally be required in certain circumstances on dividends in respect of Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock held by an investor that is a nonfinancial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of the legislation on their investment in Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock.

Information Reporting and Backup Withholding

Non-U.S. Holders generally may be required to comply with certain certification procedures to establish that they are not U.S. persons in order to avoid backup withholding with respect to dividends paid to such Non-U.S. Holders or the proceeds received by such Non-U.S. Holders on the sale, exchange, or other taxable disposition of Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock. In addition, withholding agents are required to report annually to the IRS and to each Non-U.S. Holder the amount of any dividends paid to such Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of the information returns reporting such dividends and the amount withheld may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

BENEFIT PLAN INVESTOR CONSIDERATIONS

Fiduciaries or other persons considering purchasing the Depositary Shares on behalf of or with the assets of a pension, profit-sharing or other employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, account or other arrangement which is subject to Section 4975 of the Code or other federal, state, local, non-U.S. or other laws that are similar to Title I of ERISA and/or Section 4975 of the Code (“Similar Laws”), or any entity the assets of which include “plan assets” of such employee benefit plan, plan, account or arrangement (each of the foregoing, a “Plan”), should consider the fiduciary standards of ERISA or any applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in the Depositary Shares. Among other factors, such fiduciaries or other persons should consider whether the investment would satisfy the prudence and diversification requirements of ERISA, would meet the Plan’s liquidity requirements, would be consistent with the documents and instruments governing the Plan, and whether the investment could constitute a prohibited transaction under ERISA, the Code or any applicable Similar Laws.

Furthermore, any fiduciary or other person considering purchasing the Depositary Shares on behalf of or with the assets of a Plan should also take into account the fact that SVB, the underwriters and their respective affiliates (the “Transaction Parties”) will not have any direct fiduciary relationship with or duty to any purchaser or holder of the Depositary Shares, either with respect to such purchaser or holder’s investment in the Depositary Shares or with respect to the management of the Transaction Parties. Similarly, it is intended that the Transaction Parties will not be subject to any fiduciary or investment restrictions that may exist under laws specifically applicable to any Plans.

Any purchaser of the Depositary Shares or any interest therein will be deemed to have represented by its purchase of the Depositary Shares or any interest therein that it either (1) is not a Plan and is not purchasing the Depositary Shares on behalf of or with the assets of any Plan or (2) (i) its purchase and subsequent disposition of the Depositary Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws and (ii) none of the Transaction Parties is a “fiduciary” (within the meaning of ERISA, the Code or any Similar Laws) or adviser of the purchaser with respect to the decision to purchase the Depositary Shares, and any information that the Transaction Parties may provide is not intended to be impartial investment advice.

Due to the complexity of these rules, it is important that fiduciaries or other persons considering purchasing the Depositary Shares on behalf of or with the assets of any Plan consult with their counsel regarding the potential consequences of any purchase under ERISA, the Code and/or Similar Laws, as applicable. Purchasers of the Depositary Shares have the sole and exclusive responsibility for ensuring that their purchase and disposition of the Depositary Shares complies with the fiduciary responsibility rules of ERISA or any applicable Similar Laws and does not violate the prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any Depositary Shares to a Plan is in no respect a representation by the Transaction Parties or their representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans generally or any particular Plan or that such investment is appropriate for such Plans generally or any particular Plan.

UNDERWRITING (CONFLICTS OF INTEREST)

Goldman Sachs & Co. LLC is acting as representative of the several underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of Depositary Shares set forth opposite its name below.

Underwriter	Number of Depositary Shares
Goldman Sachs & Co. LLC

SVB Securities LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Depositary Shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Depositary Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of Mandatory Convertible Preferred Stock and of the Depositary Shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have an option to purchase up to an additional                 Depositary Shares from us. They may exercise that option for 30 days from the date of this prospectus supplement, solely to cover over-allotments, if any. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Underwriting Discounts

The underwriters have advised us that they propose initially to offer the Depositary Shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of $    per Depositary Share sold to institutional investors. The underwriters may allow, and such dealers may reallow, a discount not in excess of $                per Depositary Share sold to institutional investors. After the initial offering, the public offering price, the concession or any other term of the offering may be changed.

The following table shows the per Depositary Share and total underwriting discounts to be paid to the underwriters.

	Without option to purchase additional shares exercised	With full option to purchase additional shares exercised
Per Depositary Share		$

Total		$

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $                .

New Issue of Securities

The Mandatory Convertible Preferred Stock and the Depositary Shares are new issues of securities with no established trading market. Neither shares of the Mandatory Convertible Preferred Stock nor the Depositary Shares will be listed on any securities exchange or automated quotation system. Some or all of the underwriters have advised us that they presently intend to make a market in the shares after the completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. There is currently no secondary market for the Depositary Shares and we cannot assure you that one will develop. Even if a secondary market for the Depositary Shares develops, there may be few or no buyers if you choose to sell your shares and this may reduce the price you receive or your ability to sell the shares at all. See “Risk Factors—The shares of Mandatory Convertible Preferred Stock and the related Depositary Shares may not have an active trading market.”

No Sales of Similar Securities

Subject to certain limited exceptions, we and each of our directors and executive officers have agreed not to sell, pledge, grant any option to purchase, lend, transfer or otherwise dispose of or hedge any shares of common stock or securities convertible into, exchangeable for or exercisable for shares of common stock, for a period of 60 days from the date of this prospectus supplement without first obtaining the written consent of the representatives.

With respect to us, the restrictions described above are subject to specified exceptions including the:

•	sale of the Depositary Shares offered hereby and the Mandatory Convertible Preferred Stock in respect thereof;

•	the issuance of any shares of common stock upon conversion of, or issued and paid as a dividend on, the Mandatory Convertible Preferred Stock;

•	sale of shares of common stock to the underwriters in connection with the Concurrent Common Stock Offering;

•	sale of shares of common stock in the Concurrent Private Placement;

•

issuance of shares of common stock or securities convertible into or exercisable for shares of common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of restricted stock units (including net settlement), in each case outstanding on the date of this prospectus supplement;

•

grants of stock options, stock awards, restricted stock, restricted stock units, or other equity awards and the issuance of shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock (whether upon the exercise of stock options or otherwise), in ordinary course, to the Company’s employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering;

•

the issuance of up to 5% of the outstanding shares of common stock, or securities convertible into, exercisable for, or which are otherwise exchangeable for, common stock, immediately following the closing of this offering, in acquisitions or other similar strategic transactions, provided that such recipients enter into a lock-up agreement with the underwriters of this offering; and

•	the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of this prospectus supplement.

With respect to our executive officers and directors, the restrictions described above are subject to specified exceptions including:

•

transfers (i) on death by gift, will or intestate succession, (ii) during lifetime by gift, (iii) to immediate family or to a trust the beneficiaries of which are exclusively the party to the lock-up agreement and/or a member or members of his or her immediate family or (iv) to a corporation, partnership, limited liability company or other business entity that is a controlled or managed affiliate of the party to the lock-up agreement; in each case of (ii), (iii) and (iv) provided that the receiving party enters into a lock-up agreement with the Underwriters;

•

net exercises or cashless exercises of options outstanding on the date of this prospectus supplement to the extent that such shares of common stock are not subsequently sold by the Company on the open market during the restricted period, provided that no filing under the Exchange Act is required or voluntarily made except as required under Section 16 and any such required filing must specify the sale was made to pay the exercise price of options;

•

sales of shares of common stock to the Company to discharge income tax liabilities resulting from the vesting of restricted shares acquired through the Company’s shareholder approved equity compensation plans, provided that no filing under the Exchange Act is required or voluntarily made except as required under Section 16 and any such required filing must specify the sale was made to pay discharge income tax liabilities;

•

transfers under an existing trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided, however, that no modifications may be made to such plan during the restricted period and provided further that any required filing under Section 16 of the Exchange Act specifies that the sale or transfer was made pursuant to such plan; and

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock; provided that to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of such executive officer or director or us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no sale or other transfer of common stock may be made under such plan during the restricted period.

The representative in its sole discretion may release any of the securities subject to these lock-up agreements at any time.

Short Positions

In connection with the offering, the underwriters may purchase and sell the Depositary Shares in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Depositary Shares than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Depositary Shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Depositary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Depositary Shares or preventing or retarding a decline in the market price of the Depositary Shares. As a result, the price of the Depositary Shares may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Depositary Shares. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, are providing and may in the future provide, a variety of these services to us and our affiliates and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

Each of the underwriters, including SVB Securities, our indirect, wholly-owned subsidiary, is also acting as an underwriter in the Concurrent Common Stock Offering, for which they will each receive compensation in the form of underwriting discounts and commissions.

Goldman Sachs & Co. LLC and SVB Securities are acting as financial advisors to the Company in connection with the Concurrent Private Placement for which each will receive a customary fee.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Depositary Shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Depositary Shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

SVB Securities, our indirect, wholly owned subsidiary, is participating in this offering of Depositary Shares as an underwriter. Accordingly, this offering is being conducted in compliance with the provisions of FINRA Rule 5121. SVB Securities is not permitted to sell the Depositary Shares in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the customer to which the account relates.

In the future, SVB Securities or our other affiliates may repurchase and resell the Depositary Shares in market-making transactions, with resales being made at prices related to prevailing market prices at the time of the resale or at negotiated prices.

Concurrent Common Stock Offering

Concurrently with this offering, we are also making a public offering of $1,250,000,000 of common stock pursuant to a separate prospectus supplement. In the Concurrent Common Stock Offering, we have granted the underwriters of the Concurrent Common Stock Offering an option to purchase up to an additional $187,500,000 of common stock. There can be no assurance that the Concurrent Common Stock Offering will be completed. The closing of this offering of Depositary Shares is not conditioned upon the closing of the Concurrent Common Stock Offering, and the closing of the Concurrent Common Stock Offering is not conditioned upon the closing of this offering of Depositary Shares.

Selling Restrictions

Notice to Prospective Investors in Canada

The Depositary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Depositary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Prohibition of Sales to EEA Retail Investors

The Depositary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to UK Retail Investors

The Depositary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the shares or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

In addition, in the UK, this prospectus supplement and the accompanying prospectus is being distributed only, and is directed only at qualified investors within the meaning of Article 2 of the UK Prospectus Regulation who: (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Order, (iii) are outside the UK, and/or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of the Notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). In the UK, this prospectus supplement and the accompanying prospectus is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons and any investment or investment activity to which this prospectus supplement and accompanying prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. The Depositary Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Depositary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Depositary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Depositary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any Depositary Shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Depositary Shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Depositary Shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Depositary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(a)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Depositary Shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Depositary Shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the Depositary Shares described herein. This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Depositary Shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Depositary Shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Depositary Shares with a view to distribution. Any such investors will be individually approached by the underwriters from time to time. This prospectus supplement will not be filed with, and the offer of Depositary Shares will not be supervised by, any Swiss regulatory authority, e.g., the Swiss Financial Market Supervisory Authority FINMA, and investors in the Depositary Shares will not benefit from protection or supervision by such authority.

VALIDITY OF SHARES

The validity of the shares of Mandatory Convertible Preferred Stock and the Depositary Shares offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York and for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California. Davis Polk & Wardwell LLP has from time to time acted as counsel for us and our subsidiaries and may do so in the future.

EXPERTS

The consolidated financial statements of SVB Financial Group as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

SVB FINANCIAL GROUP

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Units

Stock Purchase Contracts

The securities listed above (collectively, the “Securities”) may be offered and sold by us or may be offered and sold, from time to time, by one or more selling security holders to be identified in the future. We will provide the specific terms of these Securities and offerings in supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. You should read this prospectus and the applicable prospectus supplement and any related free writing prospectus, along with any documents incorporated by reference, carefully before you invest in the Securities described in the applicable prospectus supplement. Our common stock is listed on The Nasdaq Global Select Market and trades under the ticker symbol “SIVB”.

We may offer and sell these Securities to or through one or more underwriters, dealers and agents, directly to purchasers or through a combination of these methods, on a continuous or delayed basis from time to time.

This prospectus may not be used to sell Securities unless accompanied by the applicable prospectus supplement.

Unless the context requires otherwise, references to “we,” “us,” “our,” “SVB” or similar terms are to SVB Financial Group and its subsidiaries.

Investing in the Securities involves certain risks. See “Risk Factors” beginning on page 7 of this prospectus, our most recent annual report on Form 10-K and in any similar section contained in or incorporated herein by reference, as well as any risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any securities issued by us.

THE SECURITIES THAT MAY BE ISSUED AND SOLD PURSUANT TO THIS PROSPECTUS WILL BE EQUITY SECURITIES IN OR UNSECURED OBLIGATIONS OF THE COMPANY AND WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF THE COMPANY AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE DEPOSIT INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THE DEBT SECURITIES THAT MAY BE ISSUED UNDER THIS PROSPECTUS WILL NOT BE NOT BANK DEPOSITS AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated March 2, 2023

WE ARE RESPONSIBLE FOR THE INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, AND IN ANY FREE WRITING PROSPECTUS THAT WE PREPARE. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY OTHER INFORMATION, AND WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND ANY SUCH FREE WRITING PROSPECTUS MAY BE USED ONLY FOR THE PURPOSES FOR WHICH THEY HAVE BEEN PREPARED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS OR THE DATE OF THE RELEVANT INCORPORATED DOCUMENT, AS APPLICABLE. THE FINANCIAL CONDITION, RESULTS OF OPERATIONS OR BUSINESS PROSPECTS OF THE COMPANY MAY HAVE CHANGED SINCE THOSE DATES. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration statement, we may offer and sell from time to time any combination of the Securities described in this prospectus in one or more offerings. The debt securities, preferred stock, warrants, units, and stock purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities issued by us or debt or equity securities issued by one or more other entities. This prospectus provides you with a general description of the Securities we or any selling security holders to be named in a prospectus supplement may offer.

Each time we offer and sell Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the Securities being offered and sold. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” We may also prepare free writing prospectuses that describe particular Securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement and any related free writing prospectus, you should rely on the applicable prospectus supplement and any related free writing prospectus. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the Securities offered under this prospectus. The registration statement can be read at the SEC’s website mentioned under the heading “Where You Can Find More Information.”

The distribution of this prospectus and any applicable prospectus supplement and the offering of the Securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and any applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. Our website address is http://www.svb.com. The information on our website, or that can be accessed through our website, however, is not, and should not be deemed to be, a part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 relating to the Securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document for a more complete description of the relevant matters. You may review a copy of the registration statement through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until our offering is completed (other than information in such additional documents that are deemed, under the Exchange Act, in accordance with the Exchange Act and SEC rules, not to have been filed):

•	Annual Report on Form 10-K for the year ended December 31, 2022;

•	Current Report on Form 8-K filed on January 19, 2023;

•	Information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A filed March 4, 2022;

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the description of our common stock contained in our Registration Statement on Form 8-A filed on April 23, 1987 with the SEC, including any amendment or report filed for the purposes of updating such description; and

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the description of our Series A preferred stock contained in our Registration Statement on Form 8-A filed on December 6, 2019 with the SEC, including any amendment or report filed for purposes of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

SVB Financial Group

Investor Relations

3003 Tasman Drive

Santa Clara, California 95054

(408) 654-7400

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, any related free-writing prospectus and the documents incorporated by reference herein or therein contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts and represent only our beliefs regarding future events. Broadly speaking, forward-looking statements include, but are not limited to, the following:

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financial projections, including with respect to net interest income, noninterest income, earnings per share, noninterest expenses (including professional services, compliance, compensation and other costs), cash flows, balance sheet positions, capital expenditures, deposit growth and mix, liquidity and capitalization or other financial items;

•	descriptions of our strategic initiatives, plans or objectives for future operations, including pending sales or acquisitions;

•	forecasts of private equity and venture capital funding and investment levels;

•	forecasts of future interest rates, economic performance, and income from investments;

•	forecasts of expected levels of provisions for loan losses, loan growth, loan mix, loan yields and client funds;

•	the outlook on clients’ performance; and

•	descriptions of assumptions underlying or relating to any of the foregoing.

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words, or comparable terminology. Forward-looking statements are neither historical facts nor assurances of future performance. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

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market and economic conditions (including elevated inflation levels, sustained interest rate increases, the general condition of the capital and equity markets, private equity and venture capital investment, initial public offering, secondary offering, special purpose acquisition company fundraising, M&A and other financing activity levels) and the associated impact on us (including effects on total client funds and client demand for our commercial and investment banking and other financial services, as well as the valuations of our investments);

•	changes in credit ratings assigned to us or our subsidiaries;

•	disruptions to the financial markets as a result of the current or anticipated impact of military conflict, including any ongoing military conflict, terrorism and other geopolitical events;

•	the COVID-19 pandemic, including COVID-19 variants and their effects on the economic and business environments in which we operate, and its effects on our business and operations;

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the impact of changes from presidential administrations and the U.S. Congress on the economic environment, capital markets and regulatory landscape, including monetary, tax and other trade policies, as well as regulatory changes from bank regulatory agencies;

•	changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;

•	the impact of changes in interest rates or market levels or factors affecting or affected by them, including on our loan and investment portfolios and deposit costs;

•	the adequacy of our allowance for credit losses and the need to make provisions for credit losses for any period;

•	the sufficiency of our capital and liquidity positions, and our ability to generate capital or raise capital on favorable terms;

•	changes in the levels or composition of our loans, deposits and client fund balances;

•	changes in the performance or equity valuations of funds or companies in which we have invested or hold derivate instruments or equity warrant assets;

•	variations from our expectations as to factors impacting our cost structure;

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changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	variations from our expectations as to factors impacting the timing and level of employee share-based transactions;

•	the occurrence of fraudulent activity, including breaches of our information security or cyber-security related incidents;

•	business disruptions and interruptions due to natural disasters and other external events;

•	the impact on our reputation and business from our interactions with business partners, counterparties, services providers and other third parties;

•	the expansion of our business internationally, and the impact of geopolitical events and international market and economic events on us;

•	the effectiveness of our risk management framework and qualitative and quantitative models;

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our ability to maintain or increase our market share, including through successfully implementing our business strategy, undertaking new business initiatives and realizing the anticipated benefits of such strategies and initiatives, including the continuing integration of Boston Private, expansion of SVB Private and growth and expansion of SVB Securities;

•	unfavorable resolution of legal proceedings or claims, as well as legal or regulatory proceedings or governmental actions;

•	variations from our expectations as to factors impacting our estimate of our full-year effective tax rate;

•	changes in applicable accounting standards and tax laws;

•	regulatory or legal changes (including changes to the laws and regulations that apply to us as a result of the growth or expansion of our business), and their impact on us; and

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such other factors discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus and under similar headings in other documents that are incorporated by reference into this prospectus or the applicable prospectus supplement.

We urge investors to consider all of these factors, among others, carefully in evaluating the forward-looking statements contained in this prospectus, any prospectus supplement, any related free-writing prospectus and the documents incorporated by reference herein or therein. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this filing are made only as of the date of this filing. We assume no obligation and do not intend to revise or update any forward-looking statements contained in this prospectus, any prospectus supplement, any related free-writing prospectus and the documents incorporated by reference herein or therein, except as required by law.

THE COMPANY

SVB Financial Group (“SVB Financial”) is a diversified financial services company, as well as a bank holding company and a financial holding company. SVB Financial was incorporated in the state of Delaware in March 1999. Through our various subsidiaries and divisions, we offer a diverse set of banking and financial products and services to clients across the United States, as well as in key international innovation markets. For 40 years, we have been dedicated to helping support entrepreneurs and clients of all sizes and stages throughout their life cycles, primarily in the technology, life science/healthcare, private equity/venture capital and premium wine industries.

We offer commercial and private banking products and services through our principal subsidiary, Silicon Valley Bank (the “Bank”), which is a California state-chartered bank founded in 1983 and a member of the Federal Reserve System. The Bank and its subsidiaries also offer asset management, private wealth management and other investment services. In addition, through SVB Financial’s other subsidiaries and divisions, we offer investment banking services and non-banking products and services, such as funds management and M&A advisory services. We focus on cultivating strong relationships with firms within the private equity and venture capital community worldwide, many of which are also our clients and may invest in our corporate clients.

As of December 31, 2022, on a consolidated basis, we had total assets of $211.8 billion, total investment securities of $120.1 billion, total loans, amortized cost, of $74.3 billion, total deposits of $173.1 billion and total SVB Financial stockholders’ equity of $16.0 billion.

Headquartered in Santa Clara, CA, we operate in key innovation markets in the United States and around the world. Our principal executive office is located at 3003 Tasman Drive, Santa Clara, California 95054, and our telephone number is (408) 654-7400.

RISK FACTORS

Investing in Securities issued by us involves certain risks. Before you invest in any Securities issued by us, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in our most recent annual report on Form 10-K for the fiscal year ended December 31, 2022, which is incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of Securities. See “Cautionary Note on Forward-Looking Statements.”

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the Securities in the manner and for the purposes set forth in the applicable prospectus supplement, which may include general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

The debt securities will constitute either senior or subordinated debt of SVB Financial. The debt securities that are sold may be exchangeable for and/or convertible into common shares or any of the other securities that may be sold under this prospectus. The senior debt securities will be issued pursuant to a senior debt indenture, dated September 20, 2010, as amended by a first supplemental indenture, dated April 28, 2022 and as further amended by a second supplemental indenture, dated October 19, 2022 (as may be further amended or supplemented from time to time), between us and U.S. Bank National Association, as senior debt trustee, or pursuant to one or more separate senior indentures between us and a designated trustee. The subordinated debt securities will be issued pursuant to one or more separate subordinated indentures between us and a designated trustee. We will include in the prospectus supplement relating to any series of senior or subordinated debt securities being offered the specific terms of such series, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Common Stock

General

The following description of our capital stock is based upon our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and applicable provisions of law. We have summarized certain portions of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws below. The summary is not complete and is qualified by reference to the full text of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

We have 150,000,000 shares of authorized common stock, $0.001 par value per share, of which 59,171,883 shares were outstanding as of December 31, 2022.

Subject to the prior rights of holders of any other class or series of preferred stock outstanding having prior rights as to dividends, holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds or assets legally available for dividends. Holders of our common stock are also entitled, upon liquidation, and after claims of creditors, and any other class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets.

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors (or a committee thereof) has provided, or may provide in the future, with respect to any class or series of preferred stock that the board of directors (or a committee thereof) may hereafter authorize. Shares of our common stock are not redeemable or subject to sinking fund provisions, and have no subscription, conversion or preemptive rights. Our stockholders do not have cumulative voting rights in the election of directors. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we have designated and issued or that we may designate and issue in the future. See “—Preferred Stock.”

Our common stock is listed on The Nasdaq Global Select Market and trades under the ticker symbol “SIVB”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Before acquiring control of a California state-chartered bank or its parent company, a person or entity must obtain the prior approval of the California Department of Business Oversight under the California Banking Law. “Control” means the power to vote 25% or more of the outstanding voting securities or the power to direct the management and policies of a bank or parent company. In addition, direct or indirect ownership, control or power to vote 10% or more of the outstanding voting securities of the bank or parent company is presumed to constitute control of the bank or parent company unless the acquiring person provides the California Department of Business Oversight with sufficient information to rebut this presumption.

Preferred Stock

We are authorized to issue 20,000,000 shares of preferred stock, $0.001 par value, in one or more series, with such designations and such relative voting rights, designations, powers, preferences and relative and other special rights as fixed by our board of directors (or a committee thereof). The authorized but unissued shares of preferred stock may be issued pursuant to resolution by our board of directors (or a committee thereof) without the vote of holders of our common stock or other outstanding capital stock, subject to certain limitations imposed by law or our Amended and Restated Bylaws.

When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a prospectus supplement. Any preferred stock may be issued under a certificate of designation relating to a series of preferred stock and is also subject to our Amended and Restated Certificate of Incorporation.

The following is a brief description of the material terms of our existing Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (collectively, the “Existing Preferred Stock”), as well as the relevant and material terms of our corresponding Series A Depositary Shares, Series B Depositary Shares, Series C Depositary Shares, Series D Depositary Shares and Series E Depositary Shares (collectively, the “Depositary Shares” and individually, a “Depositary Share”). The following summary of the terms and provisions of our Existing Preferred Stock and Depositary Shares does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of our Amended and Restated Certificate of Incorporation, including each of the certificate of designations creating the Existing Preferred Stock, the applicable provisions of the Delaware General Corporation Law, and each Deposit Agreement.

All of our Existing Preferred Stock and Depositary Shares do not have any preemptive rights or conversion rights.

The following table shows the number of authorized shares, stated amount per share and the fractional interest for the related Depositary Share for each series of Existing Preferred Stock:

Series	Number of Authorized Shares	Stated Amount	Depositary Share Fraction
Series A	350,000	$1,000	1/40
Series B	7,500	$100,000	1/100
Series C	10,000	$100,000	1/100
Series D	10,000	$100,000	1/100
Series E	6,000	$100,000	1/100

Subject to the terms of the applicable Deposit Agreement, each holder of a Depositary Share is entitled to all the rights and preferences of the underlying Existing Preferred Stock in proportion to the applicable fraction of a share of Existing Preferred Stock represented by the corresponding Depositary Share. These rights include dividend, voting, redemption and liquidation rights.

Ranking

With respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding-up of the Company, each Series of Existing Preferred Stock ranks:

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senior to our common stock and any other class or series of our stock that ranks junior to the Existing Preferred Stock in the payment of dividends or in the distribution of assets upon the liquidation, dissolution or winding-up of the Company;

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on a parity with our other series of Existing Preferred Stock and any other class or series of our preferred stock we may issue in the future, the terms of which expressly provide that it will rank on a parity with such Existing Preferred Stock with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding-up of the Company;

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junior to any class or series of our stock issued in the future that expressly provides that it will rank senior to the such Existing Preferred Stock (subject to any requisite consents prior to issuance) with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding up of the Company; and

•	with respect to distributions of assets upon any liquidation, dissolution or winding-up of the Company, junior to all existing and future indebtedness and other non-equity claims on us.

Dividends

Series A. Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), but only out of funds legally available therefor, non-cumulative cash dividends at an annual rate of 5.250% of the Stated Amount per share, payable quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2020. Subject to the terms of the Series A Deposit Agreement, the dividend payable on each Series A Depositary Share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of Series A Preferred Stock.

Series B. Holders of Series B Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), but only out of funds legally available therefor, non-cumulative cash dividends at a rate per annum equal to (i) 4.100% from February 2, 2021 to, but excluding, February 15, 2031 and (ii) from, and including, February 15, 2031, the ten-year treasury rate as of the most recent reset dividend determination date (calculated three business days prior to the beginning of each reset date, which occurs first on February 15, 2031 and then on the date falling on each tenth anniversary thereof) plus 3.064%, payable quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on March 15, 2021. Subject to the terms of the Series B Deposit Agreement, the dividend payable on each Series B Depositary Share will be in an amount equal to 1/100th of the dividend declared and payable on the related share of Series B Preferred Stock.

Series C. Holders of Series C Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), but only out of funds legally available therefor, non-cumulative cash dividends at a rate per annum equal to (i) 4.000% from May 13, 2021 to, but excluding, May 15, 2026 and (ii) from, and including, May 15, 2026, the five-year treasury rate as of the most recent reset dividend determination date (calculated three business days prior to the beginning of each reset date, which occurs first on May 15, 2026 and then on the date falling on each fifth anniversary thereof) plus 3.202%, payable quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2021. Subject to the terms of the Series C Deposit Agreement, the dividend payable on each Series C Depositary Share will be in an amount equal to 1/100th of the dividend declared and payable on the related share of Series C Preferred Stock.

Series D. Holders of Series D Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), but only out of funds legally available therefor, non-cumulative cash dividends at a rate per annum equal to (i) 4.250% from the original issue date of the Series D Preferred Stock to, but excluding, November 15, 2026 and (ii) from, and including, November 15, 2026, the five-year treasury rate as of the most recent reset dividend determination date (calculated three business days prior to the beginning of each reset date, which occurs first on November 15, 2026 and then on the date falling on each fifth anniversary thereof) plus 3.074%, payable quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2022. Subject to the terms of the Series D Deposit Agreement, the dividend payable on each Series D Depositary Share will be in an amount equal to 1/100th of the dividend declared and payable on the related share of Series D Preferred Stock.

Series E. Holders of Series E Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), but only out of funds legally available therefor, non-cumulative cash dividends at a rate per annum equal to (i) 4.700% from October 28, 2021 to, but excluding, November 15, 2031 and (ii) from, and including, November 15, 2031, the ten-year treasury rate as of the most recent reset dividend determination date (calculated three business days prior to the beginning of each reset date, which occurs first on November 15, 2031 and then on the date falling on each tenth anniversary thereof) plus 3.064%, payable quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2022. Subject to the terms of the Series E Deposit Agreement, the dividend payable on each Series E Depositary Share will be in an amount equal to 1/100th of the dividend declared and payable on the related share of Series E Preferred Stock.

So long as any share of Existing Preferred Stock remains outstanding, unless dividends on all outstanding shares of such Existing Preferred Stock for the most recently completed dividend period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment, (i) no dividend may be declared or paid or set aside for payment, and no distribution may be made, on any junior stock, (ii) no monies may be paid or made available for a sinking fund for the redemption or retirement of junior stock, and (iii) no shares of junior stock shall be purchased, redeemed or otherwise acquired for consideration by the Company, subject to certain exceptions.

Company Redemption

The Company may, at its option, redeem the shares of Existing Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after (1) February 15, 2025, with respect to the Series A Preferred Stock, (2) February 15, 2031, with respect to the Series B Preferred Stock, (3) May 15, 2026, with respect to the Series C Preferred Stock, (4) November 15, 2026, with respect to the Series D Preferred Stock or (5) November 15, 2031, with respect to the Series E Preferred Stock, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Treatment Event (as defined in each applicable Certificate of Designations), in each case, at a cash redemption price equal to the applicable Stated Amount, together with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date.

If we redeem the Existing Preferred Stock, the applicable Depositary Shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Existing Preferred Stock held by the depositary. The redemption price per Depositary Share will be equal to applicable depository share fraction price of the redemption price per share payable with respect to the applicable Existing Preferred Stock, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, on the shares of applicable Existing Preferred Stock. Whenever we redeem shares of the Existing Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of the applicable Depositary Shares representing shares of the Existing Preferred Stock so redeemed.

In case of any redemption of less than all of the outstanding Depositary Shares, the Depositary Shares to be redeemed will be selected either pro rata or by lot. In any case, the depositary will redeem the Series A Depositary Shares only in increments of 40 Series A Depositary Shares and any integral multiple thereof; for the other series of Depositary Shares, the depositary will redeem the applicable Depositary Shares only in increments of 100 Depositary Shares and any integral multiple thereof. The depositary will provide notice of redemption to record holders of the Depositary Shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the applicable Existing Preferred Stock and the related Depositary Shares.

Voting

The holders of our Existing Preferred Stock will have no voting rights except as set forth in the applicable Certificate of Designations or as otherwise from time to time required by law. If holders of our Existing Preferred Stock are entitled to vote on a particular matter, holdings of the corresponding Depositary Shares will be entitled to the applicable fraction of a vote per depositary share they hold representing those shares of preferred stock.

To the extent possible, the depositary will vote the amount of the Existing Preferred Stock represented by the applicable Depositary Shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Depositary Shares, it will vote all Depositary Shares held by it proportionately with instructions received.

If and when dividends on our Existing Preferred Stock have not been declared and paid in full for at least six quarterly dividend periods, the authorized number of directors then constituting our board of directors will automatically be increased by two. Holders of our Existing Preferred Stock (together with the holders of all other voting preferred stock then outstanding), voting as a single class, will be entitled to elect the two additional members of the board of directors. These voting rights will continue until dividends on the shares of the Existing Preferred Stock and any such other series of voting preferred stock for at least four consecutive quarterly dividend periods, or the equivalent thereof, as applicable, following the nonpayment shall have been fully paid. Then, the holders of the Existing Preferred Stock and all other holders of voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment), the term of office of each preferred stock director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two.

The affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of Existing Preferred Stock entitled to vote, voting separately as a single class with any other series of preferred stock entitled to vote thereon, is required to:

•

authorize or increase the authorized amount of, or issue shares of, any class or series of our capital stock ranking senior to the class of the applicable series of Existing Preferred Stock with respect to the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Company;

•

amend the provisions of our Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws or the applicable Certificate of Designations that would alter or change the voting powers, preferences or special rights of the Existing Preferred Stock so as to affect them adversely; or

•

consummate a binding share-exchange or reclassification involving the Existing Preferred Stock, or a merger or consolidation of us with or into another entity unless the shares of Existing Preferred Stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have terms that are not materially less favorable than the Existing Preferred Stock, taken as a whole.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, holders of our Existing Preferred Stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of our creditors, all liabilities and prior rights of holders of any securities ranking senior to our preferred stock. Holders of Depositary Shares will generally receive distributions in proportion to the number of Depositary Shares they hold.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary in connection with the initial deposit of the Existing Preferred Stock and any redemption of Existing Preferred Stock. Holders of Depositary Shares will pay transfer, income and other taxes and governmental charges and such other charges as are expressly provided in the applicable Deposit Agreement. If these charges have not been paid by the holders of the Depositary Shares, the Depositary may refuse to transfer Depositary Shares, withhold dividends and distributions, and sell the Depositary Shares.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock, in addition to the Depositary Shares we have already issued. Our Series A Depositary Shares are listed on The Nasdaq Global Select Market and trade under the ticker symbol “SIVBP”.

If we do issue further depositary shares, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be specified in the applicable prospectus supplement, of a share of a particular series of preferred stock. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include, as applicable, dividend, voting, redemption, conversion and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The applicable prospectus supplement will identify the depositary, describe the specific terms of any depositary shares and the material terms of the related deposit agreement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each stock purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any stock purchase contract by delivering the cash value of such stock purchase contract or the cash value of the property otherwise deliverable or, in the case of stock purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a stock purchase contract.

The stock purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The stock purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, stock purchase contracts may require holders to satisfy their obligations thereunder when the stock purchase contracts are issued. Our obligation to settle such prepaid stock purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid stock purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more stock purchase contracts, warrants, debt securities, shares of preferred stock, depositary shares, shares of common stock or any combination of such Securities. The terms of any units to be issued will be set forth in the applicable prospectus supplement.

The terms and conditions described under “Description of Debt Securities,” “Description of Capital Stock,” “Description of Depositary Shares,” “Description of Warrants” and “Description of Stock Purchase Contracts” will apply to each unit that includes such securities and to the securities included in each unit, unless otherwise specified in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We or the selling security holders may offer and sell these Securities directly to or through one or more underwriters, dealers and agents, directly to purchasers, in competitively bid transactions, or through a combination of any of these methods of sale, on an immediate, continuous or delayed basis.

We or the selling security holders will identify any underwriters, dealers or agents and describe their compensation in connection with the sale of offered Securities in the applicable prospectus supplement, pricing supplement or term sheet.

We or the selling security holders, directly or through agents, may sell, and the underwriters may resell, the offered Securities in one or more transactions, including negotiated transactions at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of offered Securities, the underwriters or agents may receive compensation from us, the selling security holders or from purchasers of the offered Securities for whom they may act as agents. The underwriters may sell offered Securities to or through dealers, who may also receive compensation from the underwriters or purchasers of the offered Securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered Securities may be deemed to be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered Securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We or the selling security holders may indemnify the underwriters and agents against, and may contribute toward, certain liabilities, including liabilities under the Securities Act.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the Securities may be passed upon for us by Sullivan & Cromwell LLP, New York, New York. Certain legal matters may be passed upon for any underwriters, agents or dealers, by the counsel to such underwriters, agents or dealers specified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of SVB Financial Group as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

10,000,000 Depositary Shares

Each Representing a 1/20th Interest in a Share of

Mandatory Convertible Preferred Stock

SVB Financial Group

Joint Book-Running Managers

Goldman Sachs & Co. LLC	SVB Securities